UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois, 60605 on Tuesday, May 21, 2013, at 10:00 a.m., Central time.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares by telephone or over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear

Executive Chairman

NAVIGANT CONSULTING, INC.

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605 on Tuesday, May 21, 2013 at 10:00 a.m., Central time. The purposes of the meeting are to:

1.	Elect the three nominees identified in the Proxy Statement to our Board of Directors to serve for one-year terms;

2.	Approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement;

3.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2013; and

4.	Transact any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 25, 2013, you are entitled to notice of, and to vote at, the annual meeting.

IMPORTANT

Whether or not you expect to attend the annual meeting, we urge you to vote your shares as soon as possible. You may sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote by telephone or over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the annual meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed the Proxy Statement and 2012 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2012, with this Notice of Annual Meeting.

By Order of the Board of Directors,

Monica M. Weed

Secretary

Chicago, Illinois

April 9, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2013

The Notice of Annual Meeting and Proxy Statement are available on our website at

www.navigant.com/2013proxy. The 2012 Annual Report to Shareholders is available on our website at

www.navigant.com/2012annualreport.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY TELEPHONE (800-690-6903)

OR THROUGH THE INTERNET BY VISITING www.proxyvote.com

OR

MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

NAVIGANT CONSULTING, INC.

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

PROXY STATEMENT

This Proxy Statement is being mailed or otherwise furnished to our shareholders on or about April 9, 2013 in connection with the solicitation of proxies by our Board of Directors for the 2013 Annual Meeting of Shareholders of Navigant Consulting, Inc. being held on May 21, 2013. The words “we,” “us,” “our” and the “Company” used throughout this Proxy Statement refer to Navigant Consulting, Inc.

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:

A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxies for our 2013 Annual Meeting of Shareholders are being solicited by our Board of Directors.

Q:	What is a proxy statement?

A:

A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the annual meeting?

A:	At the annual meeting, our shareholders are asked to:

•	elect the three nominees identified in this Proxy Statement to our Board of Directors for one-year terms (see page 4);

•	approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement (see page 47);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013 (see page 49); and

•	transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:

Only holders of our common stock as of the close of business on the record date, March 25, 2013, are entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote. There were 50,553,482 shares of our common stock outstanding as of the close of business on March 25, 2013.

Q:	How do I cast my vote?

A:

If you hold your shares directly in your own name, you are a “registered shareholder” and may vote in person at the annual meeting or may complete and submit a proxy by mail or telephone or over the Internet. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:

If you are a registered shareholder, you may vote by telephone or over the Internet by following the instructions on your proxy card. If you are a street-name shareholder, your broker or other nominee will provide a voting instruction card for you to use in directing your broker or other nominee how to vote your shares.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes and act as the inspector of election for the annual meeting.

Q:	Can I change my vote after I have voted?

A:

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from our corporate secretary at Navigant Consulting, Inc., 30 S. Wacker Drive, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary. The last vote received prior to the annual meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the annual meeting. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact their broker or other nominee directly.

Q:	Can I revoke a proxy?

A:

Yes, registered shareholders may revoke a properly executed proxy at any time before the polls close for the annual meeting by submitting a letter addressed to and received by the corporate secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the annual meeting if the actual registered shareholders, the brokers or other nominees, are not present.

Q:	What does it mean if I get more than one proxy card?

A:

It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or through the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do so, registered shareholders may contact our transfer agent, Computershare, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900. Street-name shareholders holding their shares through a broker or other nominee should contact their broker or other nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:

Your proxy card represents all shares of our common stock registered in the same social security number and address, including any full and fractional shares you own under the Navigant Consulting, Inc. 401(k) Savings Plan. We refer to this plan as the “401(k) Plan.” If you hold shares of our common stock through the 401(k) Plan, your proxy card will instruct the 401(k) Plan trustee how to vote the shares held in your 401(k) Plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:

If you are a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares in accordance with the Board of Directors’ recommendations. If you hold shares of our common stock through the 401(k) Plan and do not vote those shares by 11:59 p.m., Eastern time, on Thursday, May 16, 2013 (or if you submit your proxy card with an unclear voting designation or with no voting designation at all), then the 401(k) Plan trustee will not vote the shares held in your 401(k) Plan account.

Q:	What makes a quorum?

A:

A majority of the outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. Abstentions from voting on a particular matter, and shares held in “street name” by brokers or other nominees that are not voted (so-called “broker non-votes”), including because the broker or other nominee does not have discretionary authority to vote those shares as to a particular matter, are counted as shares present and entitled to vote for purposes of determining whether a quorum is present but will not otherwise be included in vote totals.

Q:	How does the voting work?

A:	For each proposal, voting works as follows:

Proposal 1: A nominee for director will be elected if the total votes cast “for” the nominee’s election exceed the total votes cast “against” the nominee’s election.

Proposal 2: The compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved, on an advisory basis, by our shareholders if a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, vote “for” the proposal.

Proposal 3: The appointment of our independent registered public accounting firm for the year 2013 will be ratified if a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, vote “for” the proposal.

Abstentions and broker non-votes will have no effect on the election of directors, as they will not be counted as votes either “for” or “against” a nominee’s election. Abstentions and broker non-votes will have the effect of a vote “against” the remaining proposals.

If you are a street-name shareholder and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee may, in its discretion, leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013 is the only routine matter being voted on at the annual meeting and, therefore, may be voted by your broker or other nominee in its discretion.

Q:	Who may attend the annual meeting?

A:

Any shareholder as of the close of business on March 25, 2013 may attend the annual meeting. Seating and parking are limited and admission is on a first-come basis. Each shareholder may be asked to present valid photo identification (for example, a driver’s license or passport). Street-name shareholders will need to bring a copy of a brokerage statement, proxy or letter from their broker or other nominee confirming ownership of our common stock as of the close of business on March 25, 2013.

Q:	Who bears the expense of this Proxy Statement?

A:

We will bear all expenses of the solicitation of proxies, including expenses of preparing and mailing or otherwise furnishing this Proxy Statement. We have retained MacKenzie Partners, Inc. to act as a proxy solicitor in connection with the annual meeting and have agreed to pay that firm a fee not to exceed $15,000, plus expenses, for its services. In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication. They will not receive any additional compensation for, but they may be reimbursed for out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of our proxy materials to brokerage firms, nominees, fiduciaries and custodians to forward to our street-name shareholders and will reimburse those brokerage firms and other nominees for their reasonable expenses in forwarding our solicitation materials to our street-name shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED, SIGNED AND DATED PROXY CARD PROMPTLY BY MAIL, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET, SO YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

PROPOSAL 1

ELECTION OF DIRECTORS

At the 2012 annual meeting, our shareholders approved a proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to, among other things, declassify our Board of Directors (the “Board”) over time. All directors elected prior to the effectiveness of the filing of our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (including the three directors who were re-elected at the 2012 annual meeting) will continue in office for the remainder of their three-year terms, and thereafter, such directors and their successors will be elected for one-year terms. Therefore, pursuant to our Restated Certificate of Incorporation, beginning with the 2015 annual meeting of our shareholders, the declassification of the Board will be complete and all directors will be subject to annual election.

Samuel K. Skinner, Governor James R. Thompson and Michael L. Tipsord have been nominated for election to the Board at the 2013 annual meeting. If elected at the annual meeting, they will serve for one-year terms and until their successors are elected and qualified. Their terms will expire at the 2014 annual meeting of our shareholders.

We have no reason to believe that any of the nominees for director would be unable or unwilling to serve if elected. However, if any nominee becomes unable or unwilling to serve, proxies will be voted for the election of another person designated by the Board.

The Board unanimously recommends that shareholders vote “FOR” the election of Governor Thompson and Messrs. Skinner and Tipsord. The persons named as proxies will vote for each of Governor Thompson and Messrs. Skinner and Tipsord for election to the Board unless your proxy card is marked otherwise.

Under our by-laws, each director must be elected to the Board by a majority of the votes cast with respect to such director’s election (in other words, the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as a vote either “for” or “against” the director’s election) in uncontested elections, where the number of nominees for director does not exceed the number of directors to be elected. If an incumbent director is not elected, the director is required to promptly tender his or her resignation to the Board. The nominating and governance committee (or another committee designated by the Board) will then make a recommendation to the Board as to whether to accept or reject the resignation of the director, or whether other action should be taken. The Board will act on the resignation and publicly disclose (in the manner provided in our by-laws) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The Board may extend that 90-day period by an additional period of up to 90 days if it determines that the extension is in the best interests of the Company and our shareholders. The director who has tendered his or her resignation may not participate in the recommendation of the nominating and governance committee or the decision of the Board with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until his or her successor is elected and qualified.

Certain biographical information for each of our nominees for director and our other directors whose terms will continue after the annual meeting is set forth below. Also set forth below is a description of the specific experience, qualifications, attributes and skills of each nominee for director and continuing director that were considered by the Board, in light of the Company’s current business needs and long-term operating strategy, in concluding that these individuals should serve on the Board.

Nominees for Election at the 2013 Annual Meeting for Terms Expiring at the 2014 Annual Meeting of Shareholders

Samuel K. Skinner Age 74 Director since December 1999

Mr. Skinner is currently Of Counsel to the law firm of Greenberg & Traurig, LLP. From 2000 to 2003, Mr. Skinner was Chairman, President and Chief Executive Officer of U.S. Freightways Corporation. He formerly served as Co-Chairman of Hopkins & Sutter, a Chicago law firm, and as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as U.S. Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he was appointed by President Reagan as Vice Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1975, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the boards of directors of CBOE Holdings, Inc., Echo Global Logistics, Inc., Express Scripts Holding Company and MedAssets, Inc. During the past five years, Mr. Skinner also served as a director at APAC Customer Services, Inc. and Diamond Management & Technology Consultants, Inc. Mr. Skinner received a Bachelor of Science degree in Accounting from the University of Illinois and a J.D. from DePaul University Law School.

Key experience, qualifications, attributes and skills:

Mr. Skinner has served in key leadership positions in industry and in government. Mr. Skinner also has significant experience in the law-firm channel and is a former prosecutor. Mr. Skinner brings a deep understanding of the legal and regulatory environment in which the Company provides services. Further, Mr. Skinner has served on the boards of several public companies over the last 20 years and brings a wealth of experience regarding board processes and the need for independent assessment of the Company and management.

Governor James R. Thompson Age 76 Director since August 1998

Governor Thompson served as Chairman of the Chicago law firm of Winston & Strawn LLP from January 1993 to September 2006. He now serves as Senior Chairman. He joined the law firm in January 1991 as Chairman of its Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as United States Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County, Illinois. He is a former Chairman of the President’s Intelligence Oversight Board and was a member of the National Commission on Terrorist Attacks upon the United States. Governor Thompson is currently a member of the boards of directors of Maximus, Inc. and John Bean

Technologies Corp. He also serves as Chairman for the Public Review Board — UNITE HERE. During the past five years, Governor Thompson also served as a director at FMC Technologies, Inc. Governor Thompson attended the University of Illinois and Washington University and received a J.D. from Northwestern University.

Key experience, qualifications, attributes and skills:

Governor Thompson has over 50 years of legal, political and management experience. He served as Governor of the State of Illinois for 14 years and has practiced law in various capacities, from the United States Attorney’s office to leading a major law firm. Governor Thompson has significant experience navigating the complex regulatory and legal landscape that exists today and provides critical business and strategic advice to the Company.

Michael L. Tipsord Age 53 Director since July 2009

Mr. Tipsord is Vice Chairman and Chief Operating Officer of the State Farm Insurance Companies. Mr. Tipsord has served in various capacities with State Farm since 1988, and has been an officer or trustee of various affiliates since 2001. Prior to assuming his current position in 2011, Mr. Tipsord served as Vice Chairman and Chief Financial Officer of State Farm from 2005 to 2010. Currently, Mr. Tipsord is trustee of the State Farm Associates’ Funds Trust, the State Farm Mutual Fund Trust and the State Farm Variable Product Trust and serves on the Board of Trustees of Illinois Wesleyan University and Brookings Institution. He also is a member of the Dean’s Advisory Board for the University of Illinois College of Law. Mr. Tipsord received a Bachelor’s degree from Illinois Wesleyan University and a law degree from the University of Illinois at Urbana-Champaign.

Key experience, qualifications, attributes and skills:

As the Chief Operating Officer (and formerly, the Chief Financial Officer) of State Farm, a major insurance company, Mr. Tipsord brings deep financial and regulatory expertise as well as a critical understanding of the financial services industry, which is one of the key industries to which we provide our services. He also provides management and the Board with real time capital markets perspectives. In addition, Mr. Tipsord has broad experience in accounting and financial risk controls and management.

Directors Whose Terms Continue Until the 2014 Annual Meeting of Shareholders

William M. Goodyear Age 64 Director since December 1999

Mr. Goodyear has served as Chairman of the Board since May 2000 and was our Chief Executive Officer from May 2000 through February 2012. Prior to December 1999, he served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America’s Global Private Bank. From 1972 to 1999, Mr. Goodyear held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution. During this 28-year period, Mr. Goodyear was stationed in London for five years (1986 to 1991) to manage Continental Bank’s European and Asian Operations. He was Vice Chairman and a member of the Board of Directors of Continental Bank prior to the 1994 merger between Continental Bank and BankAmerica Corporation. Mr. Goodyear

is a trustee and member of the Executive Committee of the Board of Trustees for the Museum of Science and Industry and a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he is Vice Chairman and a member of the Executive Committee and Chair of the Finance Committee. Mr. Goodyear received a Master’s degree in Business Administration, with Honors, from the Amos Tuck School of Business at Dartmouth College, and a Bachelor’s degree in Business Administration, with Honors, from the University of Notre Dame.

Key experience, qualifications, attributes and skills:

Mr. Goodyear has 30 years of commercial banking experience, both domestic and international. Within the context of that experience, he also has had significant exposure to litigation and regulatory matters. Mr. Goodyear brings significant experience in management and financial controls to the Company, along with business acumen related to multiple industries with strategic importance to the Company. He provides a deep understanding of the strategies necessary to run and grow our business.

Julie M. Howard Age 50 Director since March 2012

Ms. Howard was appointed Chief Executive Officer of the Company in March 2012 and served as the Company’s President from 2006 to March 2012 and the Company’s Chief Operating Officer from 2003 to March 2012. From 2001 to 2003, Ms. Howard was the Company’s Vice President and Human Capital Officer. Prior to 2001, Ms. Howard held a variety of consulting and operational positions with several professional services firms, including the Company. Ms. Howard is currently a member of the board of directors of Innerworkings Inc. and Kemper Corporation (formerly Unitrin, Inc.) and a member of the Foundation Board for Lurie Children’s Hospital of Chicago. Ms. Howard is a founding member of the Women’s Leadership and Mentoring Alliance (WLMA). Ms. Howard is a graduate of the University of Wisconsin, with a Bachelor of Science degree in Finance. She has also completed several post-graduate courses within the Harvard Business School Executive Education program, focusing in finance and management.

Key experience, qualifications, attributes and skills:

Ms. Howard has over 25 years of professional services experience and has held a broad array of senior management roles overseeing Navigant’s consulting businesses and key administrative functions. She has also been a critical architect of the Company’s business strategy. Ms. Howard brings significant experience and insights to the Board in the areas of strategic market analysis and planning, targeted business and client development, operating model and profitability enhancements, consultant compensation and retention, client channel alignment and integrated brand management. Additionally, Ms. Howard brings outside management and governance perspectives based on her business and civic board memberships.

Stephan A. James Age 66 Director since January 2009

Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman and a member of the Board of Directors of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture from August 2004 until August 2006. During his more than 35 years at Accenture, Mr. James held several senior management roles, including Managing Partner for the Central U.S., Managing Partner for the North American Financial Services Practice and

Managing Partner for the Global Financial Services Operating Group. He is currently a member of the boards of directors of BMC Software Inc. and Fidelity National Information Services, Inc. and serves as a member of the University of Texas McCombs School of Business Advisory Board. During the past five years, Mr. James also served as a director at Metavante Technologies, Inc. Mr. James received a Bachelor of Business Administration degree, concentrating in Industrial Management and Labor Relations, from the University of Texas.

Key experience, qualifications, attributes and skills:

Mr. James has had multiple leadership roles related to global business and technology consulting, including as Chief Operating Officer of Accenture Ltd. Mr. James provides key insights into managing professional services workforces, both domestic and international. He has a deep understanding of corporate governance needs, and understands successful strategies for running global consulting firms.

Directors Whose Terms Continue Until the 2015 Annual Meeting of Shareholders

Thomas A. Gildehaus Age 72 Director since October 2000

Prior to retirement, Mr. Gildehaus served as Chairman and Chief Executive Officer of Northwestern Steel and Wire Company from April 1997 to November 1998, and President and Chief Executive Officer of UNR Industries, Inc. from July 1992 to April 1997. From 1982 to 1992, Mr. Gildehaus served as Executive Vice President of Deere & Company. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm based in Lexington, Massachusetts. He is a director of Genesis Health Systems Inc. and a trustee of the Figge Art Museum. Mr. Gildehaus is a graduate of Yale University and received a Master’s degree in Business Administration, with Distinction, from Harvard University.

Key experience, qualifications, attributes and skills:

Mr. Gildehaus spent ten years building a significant consulting company, Temple, Barker & Sloane (now Oliver Wyman), and has served in leadership positions in several industrial companies. He has significant accounting expertise and knowledge relevant to the evolving dynamics of the consulting industry. As audit committee chairman during the Company’s implementation of the requirements of the Sarbanes-Oxley Act and thereafter, Mr. Gildehaus possesses extensive public company audit committee experience. Mr. Gildehaus provides substantial input into the growth and acquisition strategies which are an inherent part of our business model.

Cynthia A. Glassman, Ph.D. Age 65 Director since October 2009

Dr. Glassman was appointed by President Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the U.S. Securities and Exchange Commission from 2002 to 2006 including Acting Chairman during the summer of 2005. Dr. Glassman has spent over 40 years in the public and private sectors focusing on financial services regulatory and public policy issues, including 12 years at the Federal Reserve and 15 years in financial services consulting. Dr. Glassman is a director of Discover Financial Services and a member of its audit committee, a trustee of the SEC Historical Society, a

Senior Research Scholar at the Institute for Corporate Responsibility at the George Washington University Business School and an Honorary Fellow of Lucy Cavendish College, University of Cambridge, England. Dr. Glassman received a Master of Arts degree and a Ph.D. in Economics from the University of Pennsylvania and a Bachelor of Arts degree in Economics from Wellesley College.

Key experience, qualifications, attributes and skills:

Dr. Glassman holds a Ph.D. in economics and served as the Under Secretary for Economic Affairs at the U.S. Department of Commerce which enable her to provide insights that are specifically beneficial to our economics business. In addition, Dr. Glassman served as a Commissioner at the U.S. Securities and Exchange Commission and brings a thorough and unique perspective to regulatory and corporate governance issues. She has also served as a consultant practitioner for over 15 years, with particular focus on issues facing the financial services industry and risk management, and brings a keen understanding of the Company’s business model and retention strategies. In addition, she has deep experience in strategic issues and possesses the ability to identify market trends and specific business development opportunities and contacts of importance to us.

Peter B. Pond Age 68 Director since November 1996

Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm, where for the last 13 years, he has been involved in venture capital investing in numerous areas, including the specialty consulting field. He served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000, and in that capacity ran the firm’s Information Technology Advisory Practice and participated in numerous mergers and acquisitions, initial public offerings and capital raising efforts. Mr. Pond is the Chairman of the Board and Chairman of the Audit Committee of Maximus, Inc., a business process outsourcing firm in the state and local health and human services areas. He also sits on the boards of several charities. Mr. Pond received a Bachelor of Science degree in Economics, with honors, from Williams College and a Master’s degree in Business Administration in Finance from the University of Chicago.

Key experience, qualifications, attributes and skills:

Mr. Pond has spent over 40 years in investment banking, specializing in capital market strategies and mergers and acquisitions. He brings a deep understanding of the consulting business model as well as significant experience in and perspectives with respect to the capital markets. Mr. Pond has a strong financial acumen and is a successful business and civic leader on a national level. Throughout his tenure on the Board, Mr. Pond has provided thought leadership in our strategic positioning efforts.

Committees of the Board of Directors

The following table sets forth the current members of each of the committees of the Board.

	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Thomas A. Gildehaus*	Chair	X
Hon. Cynthia A. Glassman*		X		X
William M. Goodyear			X
Julie M. Howard			X
Stephan A. James*	X	Chair
Peter B. Pond*	X			Chair
Samuel K. Skinner*			X
Governor James R. Thompson*†			Chair	X
Michael L. Tipsord*	X	X

*	Independent director (see “Corporate Governance — Independence Determinations”)

†	Lead Director (see “— Board Leadership Structure and Risk Oversight”)

Charters for the audit committee, compensation committee and nominating and governance committee are available on our website at www.navigant.com/about_nci/corporate_governance.

Audit Committee.     The audit committee monitors the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance and accounting; monitors our compliance with legal and regulatory requirements; monitors the qualifications, independence and performance of our independent public accountants; monitors the performance of our internal audit function; provides an avenue of communication among the independent public accountants, internal audit function, management and the Board; and monitors significant litigation and enterprise risk exposure. Each of the members of the audit committee is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”) and applicable SEC rules. The Board has determined that each of the members of the audit committee meets the financial literacy requirements of the NYSE and that each of Mr. Gildehaus and Mr. Tipsord qualifies as an “audit committee financial expert” as defined by applicable SEC rules. None of the members of the audit committee serves on more than three public company audit committees. The audit committee met six times during 2012.

Compensation Committee.     The compensation committee reviews and monitors matters related to management development and succession; reviews and approves executive compensation policies and pay for performance criteria for the Company; reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves base salaries, annual incentive bonus and long-term incentive awards for all of our executive officers; makes recommendations to the Board regarding new or amended incentive compensation and equity-based compensation plans and administers and exercises all powers of the Board under such plans (other than the power to amend those plans); reviews and provides input on such other matters concerning our employee compensation and benefit plans as the compensation committee deems appropriate; reviews and assesses the risks arising from our compensation policies and practices; evaluates and recommends to the Board the form and amount of director compensation; and otherwise carries out the responsibilities that have been delegated to the compensation committee under the Company’s various compensation and benefit plans. The compensation committee also reviews and discusses with management the compensation discussion and analysis and prepares the compensation committee report included in our annual proxy statement and reviews the results of the advisory “say-on-pay” vote and considers whether any adjustments to the Company’s executive compensation policies and practices are necessary or appropriate in light of such vote. Each of the members of the compensation committee is independent as defined by the listing standards of the NYSE, a “non-employee director” as defined by applicable SEC rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee met ten times during 2012.

Nominating and Governance Committee.     The nominating and governance committee identifies and evaluates individuals qualified to become members of the Board and recommends that the Board appoint those individuals as directors or nominate them for election at our next annual meeting of shareholders. The nominating and governance committee also develops and makes recommendations to the Board regarding our corporate governance guidelines and reviews and approves our Code of Business Standards and Ethics (each of which is posted on our website at www.navigant.com/about_nci/corporate_governance). Each of the members of the nominating and governance committee is independent as defined by the listing standards of the NYSE. The nominating and governance committee met five times during 2012.

Executive Committee.     The executive committee can act in lieu of the Board when necessary between meetings as permitted by Delaware law. The executive committee met once during 2012.

Board Meetings; Annual Meetings of Shareholders

The Board met 11 times during 2012. Each of our directors attended over 90 percent of the meetings of the Board and the Board committees on which he or she served that were held during 2012. Our non-management directors meet in regularly scheduled executive sessions and have selected Governor Thompson to serve as our Lead Director. While we have no formal policy regarding attendance by our directors at our annual meetings of shareholders, we encourage all of our directors to attend. All of our directors attended our 2012 annual meeting of shareholders.

Board Leadership Structure and Risk Oversight

Effective March 1, 2012, the Board appointed Ms. Howard as our Chief Executive Officer, succeeding Mr. Goodyear who remains with the Company as Executive Chairman of the Board. Mr. Goodyear has served as our Chairman since 2000. The Board believes the separation of these roles is optimal for the Company at the present time because it provides the Board with consistent leadership and allows Ms. Howard to focus her efforts on the Company’s business operations. Although the Board believes that this leadership structure is appropriate at this time, the Board has no policy with respect to the separation of the roles of Chief Executive Officer and Chairman. The Board believes that the leadership structure of the Board is a matter that should be evaluated and determined by the Board from time to time, based on all of the then-relevant facts and circumstances.

The Board is ultimately responsible for overseeing our risk management process. The Board receives regular reports from our Chief Executive Officer regarding strategic and operating risks facing the Company.

The audit committee has been delegated with primary oversight of risk, though other Board committees also oversee risk within their respective areas of responsibility. For example, the compensation committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual risk assessment of such policies and practices. Together with the audit committee, the compensation committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In addition, the Company has an enterprise risk management committee (which reports directly to the audit committee) to evaluate risks affecting our business. The Company’s internal audit function conducts an annual risk assessment and also reports directly to the audit committee.

Our corporate governance guidelines require that the Board appoint an independent lead or presiding director. Governor Thompson serves as our Lead Director. Management, as well as the internal audit function and the enterprise risk management committee, have unfettered access to his counsel. Our corporate governance guidelines also provide that the Board meet in regularly scheduled executive sessions without management, and in the performance of his role as Lead Director, Governor Thompson leads all executive sessions of the Board. He also serves as the chairman of the executive committee. Further, he offers an independent view of the Company and serves as the conduit for our non-management directors to relay any issues or concerns or agenda items for upcoming meetings of the Board.

CORPORATE GOVERNANCE

The nominating and governance committee monitors and reviews new SEC rules and NYSE corporate governance standards as they are proposed, adopted and revised. The nominating and governance committee has developed corporate governance guidelines that are intended to ensure compliance with the SEC rules and NYSE listing standards.

Independence Determinations

On an annual basis, the nominating and governance committee reviews and makes recommendations to the Board as to whether individual directors are “independent” for purposes of the applicable SEC rules and NYSE listing standards relating to corporate governance. The nominating and governance committee’s review is based on all relevant facts and circumstances, as well as criteria set forth in the applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee considers certain categorical standards approved by the Board to assist it in making independence recommendations. These categorical standards describe certain relationships that are considered immaterial and do not preclude a finding of independence.

Under our Standards for Director Independence, the following relationships are considered immaterial and therefore do not preclude a finding of independence:

1.

The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees).

2.

The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3.

In any cases where payments are made by us “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the Board will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee.

A copy of these categorical standards is posted on our website at www.navigant.com/about_nci/corporate_governance.

Based on the review and recommendation of the nominating and governance committee, the Board affirmed that all of our current directors, except for Mr. Goodyear and Ms. Howard, are independent within the meaning of the NYSE listing standards and our Standards for Director Independence, and that all of the members of the audit committee meet the SEC’s more stringent standards for audit committee independence.

Shareholder Rights Plan Policy

The Board has adopted a policy stating that we will submit the adoption or extension of any shareholder rights plan to a shareholder vote, unless the Board, in an exercise of its fiduciary responsibilities, believes that it is in the best interests of the Company and our shareholders to adopt or extend (for one year) a shareholder rights plan without the delay that would come from the time required to seek a shareholder vote. A copy of our shareholder rights plan policy is posted on our website at www.navigant.com/about_nci/corporate_governance.

Director Nomination Procedures

After considering the evaluation criteria outlined below, the nominating and governing committee recommended to the Board that each of Governor Thompson and Messrs. Skinner and Tipsord be nominated for election to the Board to serve a term of one year. Governor Thompson recused himself from voting on these matters due to the fact that he was standing for reelection at the annual meeting.

The nominating and governance committee is generally tasked with evaluating and recommending to the Board nominees for election to the Board at each annual meeting. The nominating and governance committee works with the Board to determine the appropriate characteristics, skills, and experiences for individual directors and for the Board as a whole with the objective of having a board of directors with diverse backgrounds and experience. In considering the qualifications of incumbent directors as well as future candidates for election to the Board, the nominating and governance committee considers all relevant factors, including judgment, character, reputation, education and experience, in relation to the qualifications of any alternate candidates and the particular needs of the Board, its committees and the Company as they exist at the time of the candidate’s consideration. Characteristics expected of all our directors include independence, integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the Board. Although the Company does not have a formal policy on diversity, the Company seeks directors who represent a mix of backgrounds and experiences. The nominating and governance committee discusses each candidate’s diversity of background and experience in the context of the Board as a whole, with the objective of recommending a candidate for nomination to the Board who can best perpetuate the success of our business and represent our shareholders’ interests through the exercise of sound judgment. The nominating and governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for reelection, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. The nominating and governance committee also considers each candidate’s relationships, if any, with the Company and its directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards and Delaware law.

The nominating and governance committee and/or the Board will consider nominees for director recommended by our shareholders, provided that the shareholder nominations are received by our corporate secretary within the time frame established by our by-laws (see the section entitled “Shareholder Proposals for the 2014 Proxy Statement” below). All candidates for director, including those who have been properly nominated by a shareholder, are evaluated using the same criteria as described above.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2012 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence from the Company and management. The audit committee also has discussed with management, the Company’s internal audit function and KPMG LLP such other matters, and has received such assurances from them, as it deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the Board (and the Board has approved) the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

Thomas A. Gildehaus, Chairman

Stephan A. James

Peter B. Pond

Michael L. Tipsord

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion and analysis of the compensation program in place for our named executive officers, or NEOs. The compensation committee determines and approves the compensation of our NEOs. For 2012, our NEOs were:

•	Julie M. Howard, our current Chief Executive Officer (“CEO”) and former President and Chief Operating Officer;

•	William M. Goodyear, our current Executive Chairman and former Chief Executive Officer;

•	Thomas A. Nardi, our former Executive Vice President and Chief Financial Officer (“CFO”);

•	Lee A. Spirer, our Executive Vice President and Global Business Leader; and

•	Monica M. Weed, our Vice President and General Counsel.

Leadership Transition

In February 2012, consistent with the Company’s succession plan, we announced the appointment of Ms. Howard to the position of CEO, effective March 1, 2012. Ms. Howard succeeded Mr. Goodyear, who remains employed by the Company, serving as Executive Chairman of the Board. In connection with this transition, we amended our employment agreements with Ms. Howard and Mr. Goodyear (see “Executive Compensation — Employment Agreements”), and the compensation committee approved changes to each executive’s annual base salary and target 2012 annual incentive award, as described in the section entitled “2012 Executive Compensation Decisions” below.

In October 2012, we announced the appointment of Mr. Spirer to the position of Executive Vice President and Global Business Leader, effective November 5, 2012. Based on our historical compensation practices, we entered into an employment agreement with Mr. Spirer in connection with this appointment (see “Executive Compensation — Employment Agreements”). Also in October 2012, Mr. Nardi notified us of his decision to retire in the first quarter of 2013. In February 2013, we announced that Lucinda M. Baier would succeed Mr. Nardi as our CFO, effective March 18, 2013.

Except where noted, throughout this Compensation Discussion and Analysis and in the executive compensation tables that follow, we refer to the title of each NEO as was in effect on December 31, 2012.

Executive Summary

The Company achieved each of its financial objectives for 2012: mid-to-upper single-digit growth in revenues, driven primarily by organic growth, and double-digit growth in adjusted EBITDA and earnings per share, while at the same time generating strong cash flows and maintaining a solid balance sheet. We finished 2012 strong, delivering record quarterly revenues and improving our EBITDA margin levels, despite challenging macroeconomic conditions and significant changes in leadership, strategy and organizational structure during the year.

How did the Company perform relative to the performance goals under its 2012 annual incentive plan?

In 2012, the Company accomplished its operating objectives and exceeded each of the financial performance targets established at the beginning of 2012 for the annual incentive plan, as shown in the following table:

(in millions, except per share data and percentages)	2012 Target	2012 Actual	2012 Actual as % of 2012 Target

Revenues Before Reimbursements	$736.0	$743.4	101.0%

Adjusted EBITDA(1)	$110.0	$112.2	102.0%

Adjusted Earnings per Share(1)	$0.93	$0.98	105.4%

(1)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share (EPS) are non-GAAP financial measures, as defined by the SEC. Adjusted EBITDA excludes the impact of severance expense and other operating costs (including contingent acquisition liability adjustments and office consolidation costs). Adjusted EPS excludes the net income and per share net income impact of severance expense and other operating costs (including contingent acquisition liability adjustments and office consolidation costs).

How was the performance aligned with our NEOs’ compensation for 2012?

Performance-based compensation represented a significant percentage of our NEOs’ 2012 total direct compensation (“TDC”) opportunity (which includes annual base salary, annual cash bonus target and the annualized target value of equity incentive awards). For 2012, 74% of our CEO’s TDC opportunity was tied to the achievement of pre-established financial and individual performance goals aligned with the Company’s operating and long-term strategic initiatives or relative total shareholder return (“TSR”).

•

Annual Performance-Based Bonus — For the NEOs eligible to participate in our 2012 annual incentive plan, the largest portion (70%) of their annual cash bonus opportunity for 2012 was based on the Company’s financial performance, as defined by the three performance measures summarized in the table above. The balance (30%) of their annual cash bonus opportunity for 2012 was based on the achievement of individual qualitative performance goals tied to strategic and operating initiatives at the Company. Based on the Company’s actual financial performance (as shown in the preceding table) and the compensation committee’s assessment of the relative achievement by each eligible NEO of his or her individual performance goals for 2012, the 2012 cash bonuses payable to the eligible NEOs ranged between approximately 107% and 109% of each eligible NEO’s annual cash bonus target, as summarized in the following table.

	2012 Target Bonus	2012 Bonus as % of Target	2012 Actual Bonus

Julie M. Howard	$700,000	109.3%	$765,000

William M. Goodyear	$650,000	108.5%	$705,000

Thomas A. Nardi	$292,500	107.0%	$313,000

Monica M. Weed	$220,000	108.2%	$238,000

     A detailed discussion of our 2012 annual incentive plan, including how the Company’s financial performance and each eligible NEO’s individual performance specifically impacted the actual cash bonuses paid for 2012, is set forth below in the section entitled “2012 Executive Compensation Program — Annual Performance-Based Bonus.”

     Mr. Spirer was not eligible to participate in our 2012 annual incentive plan based on his date of hire.

•

Equity Incentive Compensation — All of the long-term equity incentive awards granted to the NEOs who participated in our 2012 long-term equity incentive program were performance-based. Consistent with prior years, one-third of the aggregate target value of the awards granted as part of that program consisted of stock options (we consider stock options to be performance-based because no value is delivered to the recipient unless our stock price increases) and two-thirds of the aggregate target value of the awards granted consisted of performance-based restricted stock units. The performance-based restricted stock units granted under our 2012 long-term equity incentive program to Ms. Howard, Mr. Nardi and Ms. Weed in March 2012, as well as the performance-based restricted stock units granted to Mr. Goodyear in June 2012 in connection with the CEO transition, vest if and only to the extent that specific performance goals are met with respect to relative TSR and adjusted EBITDA during the respective performance period.

•

Vesting of Performance-based Equity Incentive Awards for the 2012 Performance Period – Based on the Company’s TSR percentile rank within the Commercial and Professional Services Global Industry Classification Standard 2020 industry group for the period January 1 through December 31, 2012, the portion of the restricted stock awards granted to our NEOs on March 15, 2011 that vested on the second anniversary of the grant date vested at 57.1% of target and fifty percent of the restricted stock units granted to Mr. Goodyear on June 1, 2012 will vest on May 31, 2013 at 57.1% of target. The remaining fifty percent of Mr. Goodyear’s restricted stock unit award will vest on May 31, 2013 at 100% of target based on the Company’s actual adjusted EBITDA performance during fiscal year 2012.

What features of our executive compensation program reflect best practices from a corporate governance perspective?

Working with its independent compensation consultant, the compensation committee engages in an ongoing review of the Company’s executive compensation program to ensure that it remains consistent with the

Company’s pay-for-performance philosophy and, as a whole, reflects what the compensation committee believes to be best practices among the Company’s peer group and the broader market. The following list highlights certain actions that the compensation committee has taken in the past two years in connection with this process.

•	Adopted a formulaic annual incentive plan with payouts tied to pre-established financial and individual performance goals and capped at a maximum of 200% of an NEO’s annual cash bonus opportunity;

•

Recalibrated our general executive pay philosophy to target our NEOs’ compensation at a median market range, which, as further explained below, we define as within 10% of the median for base salaries, within 15% of the median for annual cash bonus targets, and within 20% of the median for equity incentive targets and targeted TDC;

•

Increased the proportion of our NEOs’ TDC opportunity which is performance-based by granting only stock options and performance-based restricted stock unit awards to the NEOs participating in our 2012 long-term equity incentive program and performance-based restricted stock unit awards to our Executive Chairman in connection with the CEO transition;

•

Implemented a holding period requirement for equity awards granted to our NEOs and non-employee directors, requiring that at least 75% (in the case of our CEO and non-employee directors) or 50% (in the case of the other NEOs) of the net shares received from the vesting of equity awards or stock option exercises be held for at least one year from the vesting or exercise date;

•	Adopted a clawback policy;

•

Eliminated the right to receive tax gross-up payments relating to the occurrence of a change in control when we amended Ms. Howard’s and Mr. Goodyear’s employment agreements in 2012 and, as a result, none of our NEOs have the right to receive such tax gross-up payments;

•

Modified the circumstances upon which our newly-appointed CEO (Ms. Howard) would be entitled to receive severance payments upon a change in control of the Company by replacing the “modified single-trigger” severance provision in her employment agreement with a “double-trigger” severance provision;

•

Contracted for a finite term in the amended employment agreements we entered into with Ms. Howard and Mr. Goodyear and the new employment agreements we entered into with Mr. Spirer and Ms. Baier and also removed the automatic annual renewal feature previously contained in Ms. Howard’s and Mr. Goodyear’s employment agreements;

•	Included “double-trigger” change-in-control vesting in the new long-term incentive plan which was approved by our shareholders at our 2012 annual meeting; and

•	Amended our insider trading policies to prohibit the pledging of the Company’s securities on a prospective basis by our employees, including our NEOs, as well as our non-employee directors.

From time to time we reach out to our top shareholders for their feedback and recommendations on our executive compensation program and corporate governance practices. We have received positive feedback on the enhancements we have implemented within the past two years, as outlined above. Specifically, our shareholders have informed us that alignment of executive pay with performance, and clear disclosure describing performance metrics and explaining the linkage between actual pay outcomes and performance are important to them. The compensation committee believes the features of our executive compensation program are consistent with many of the views expressed by our shareholders and appropriately incentivize our NEOs to create value for our shareholders.

How did we consider the results of the 2012 advisory shareholder vote on executive compensation?

At our 2012 annual meeting of shareholders, our shareholders overwhelmingly voted to approve the 2011 compensation paid to our NEOs as disclosed in the 2012 proxy statement (commonly referred to as a “say-on-pay” proposal), with approximately 94% of the shares present in person or represented by proxy voting “for” the say-on-pay proposal. Considering the results of this advisory vote, the compensation committee decided to retain our overall executive compensation philosophy, with continued emphasis on performance-based annual and long-term incentive compensation opportunities that reward our executives for the creation of shareholder value. The performance metrics established by the compensation committee as part of our 2012 executive compensation program are consistent with this philosophy.

Executive Compensation Philosophy

The overall objective of our executive compensation program is to attract, retain and motivate highly qualified and effective executive officers in order to positively impact the Company and ultimately create long-term value for our shareholders. We designed our executive compensation program to meet this objective by:

•	aligning our NEOs’ incentive compensation opportunities with the Company’s financial and strategic performance goals, as well as the relative performance of our stock price over time;

•	providing our NEOs with target compensation opportunities that are competitive with other companies in our peer group; and

•	discouraging excessive risk taking and promoting sound corporate governance.

This pay philosophy is present in the design of all of our compensation policies (including those applicable to our non-executive employees).

How is pay aligned with performance?

Performance-based compensation represented a significant portion of our NEOs’ TDC opportunity for 2012. (For this purpose, we have excluded the new hire restricted stock unit award granted to Mr. Spirer upon commencement of his employment with us.) In particular:

•

100% of the cash bonuses paid to our NEOs under our annual incentive plan are tied to pre-established financial and individual performance goals that are aligned with the Company’s operational and long-term strategic initiatives; and

•	100% of the equity awards granted to our NEOs in 2012 were performance-based in the form of stock options and performance-based restricted stock units.

How do we establish the market competitiveness of our executive compensation program?

To enhance retention and strengthen the focus of our executive management team, we have designed our executive compensation program to provide our NEOs with target compensation opportunities that are competitive with comparable positions at companies within our peer group and the broader market. The compensation committee assesses the market competitiveness of our executive compensation program based on peer group proxy data, as well as general industry compensation survey data. The compensation committee relies on Frederic W. Cook & Co., its independent compensation consultant (“FWC”), to compile and analyze peer group and survey data for purposes of this assessment.

On an annual basis, the compensation committee evaluates and, if appropriate, adjusts the composition of the peer group. In reviewing the composition of the peer group, the compensation committee considers the following general criteria:

•	companies in the same or similar lines of business;

•	companies with at least one of the following business traits: human capital intensive, business-to-business advisory services, project-based revenue model and international operations; and

•

companies with revenues between 25% and 400% of the Company’s revenues (actual revenues of the peer group ranged between 31% and 228% of the Company’s revenues for the most recent fiscal year as of May 31, 2012, as shown in the chart below) and within a reasonable range of the Company in terms of other financial metrics and operating data, such as operating income, total assets, total equity, total employees and market capitalization.

Based on these criteria, as well as input from FWC, the compensation committee approved the following peer group in June 2011 for purposes of evaluating 2012 executive compensation decisions:

	Most Recent Fiscal Year (as of May 31, 2012) (in millions, except employee data)(1)
Peer Company	Net Revenue	Market Cap	Employees
The Advisory Board Company	$370	$1,662	1,600
CBIZ, Inc.	$734	$283	5,100
The Corporate Executive Board Company	$485	$1,218	2,093
CRA International, Inc.	$305	$195	710
Duff & Phelps Corporation	$397	$606	1,270
Exponent, Inc.	$272	$635	937
FTI Consulting, Inc.	$1,567	$1,325	3,817
Gartner, Inc.	$1,469	$3,795	4,975
Heidrick & Struggles International, Inc.	$554	$295	1,506
Hill International, Inc.	$501	$118	3,168
Huron Consulting Group Inc.	$658	$717	1,992
ICF International, Inc.	$841	$448	4,000
IHS Inc.	$1,326	$6,507	5,500
Korn/Ferry International	$776	$1,004	2,200
MAXIMUS, Inc.	$930	$1,545	7,102
Resources Connection, Inc.	$546	$510	2,984
Sapient Corporation	$1,062	$1,552	9,950
Tetra Tech, Inc.	$1,792	$1,585	13,000
TRC Companies, Inc.	$246	$168	2,300
VSE Corporation	$619	$130	2,516

75th Percentile	$963	$1,547	5,006
Median	$638	$643	2,750
25th Percentile	$463	$292	1,894

Navigant Consulting, Inc.	$785	$621	2,542
Navigant Consulting, Inc. (percentile rank)	64%	45%	48%

(1)

All peer group financial and market data was compiled by FWC from Standard & Poor’s Compustat Service. Other than for the Company, net revenue may exclude non-operating income, gain on sale of securities or fixed assets, discontinued operations, excise taxes and royalty income.

For 2012, we targeted the compensation of our NEOs (other than Mr. Goodyear) at a median market range, which we define as within 10% of the median for base salaries, within 15% of the median for annual cash bonus targets, and within 20% of the median for equity incentive targets and targeted TDC. Individual targets may vary depending on the relative level of experience and tenure of the executive or clearly differentiated individual performance. With respect to Mr. Goodyear’s targeted compensation opportunities for 2012 and for the reasons described below, the median market range was not utilized by the compensation committee in the same manner as the other NEOs. Instead, it was referenced and used as a point of comparison by the compensation committee in evaluating the reasonableness of the compensation changes effected in early 2012 in connection with Mr. Goodyear’s transition to the role of Executive Chairman.

For each of our NEOs (other than Mr. Goodyear), the median market range is determined by FWC by taking the simple average of the peer group median data and the size-adjusted median data from three general industry surveys conducted by Aon Hewitt, Mercer and Towers Watson, which cover 150 to 400 different positions at approximately 250 to 2,000 organizations. The median market range for each of our NEOs (other than Mr. Goodyear) consists of both pay rank and functional match data for the peer group and functional match data for the general industry surveys. The general industry survey data was regressed against the entire database of companies participating in the respective surveys based on the Company’s estimated annual total revenues of $750 million, and all cash compensation data was aged at a 3% annual rate to January 1, 2012. Due to insufficient peer group data and general industry survey data for the Executive Chairman position, peer group median data and median data from a broader market group (consisting of companies of varying sizes and industries having an Executive Chairman position) was utilized by FWC to determine the median market range for the Executive Chairman position for purposes of the compensation committee’s evaluation of the reasonableness of Mr. Goodyear’s targeted compensation opportunities for 2012 in connection with his new role as Executive Chairman.

How do we discourage excessive risk-taking and promote sound corporate governance?

We have designed our executive compensation program and adopted certain compensation policies to discourage excessive risk-taking. The design features of our program that mitigate risk include the following:

•

We have adopted a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements;

•

The awards granted under our long-term equity incentive program contain multi-year vesting or performance periods that overlap in order to diminish the incentive to maximize performance in any one fiscal year at the expense of another;

•

Awards payable to our NEOs under our annual incentive plan, as well as the vesting of the performance-based restricted stock units granted to our NEOs in 2012 and 2013, are based on the attainment of multiple performance goals, with balanced weighting, which decreases the incentive to focus on a single performance goal to the detriment of others;

•

Annual cash bonus awards and the vesting of performance-based restricted stock unit awards are limited to formulaic maximums based on the achievement of pre-established performance goals over the relevant performance period;

•

Our stock ownership guidelines, which also include holding period requirements, continue to align our NEOs’ interests with those of our shareholders beyond the end of a specific performance period or following a vesting or option exercise date; and

•

Our insider trading policies prohibit all of our employees, including our NEOs, from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Effective January 1, 2013, our insider trading policies now also prohibit, on a prospective basis, our employees from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

Role of Independent Compensation Consultant and Management

Role of Independent Compensation Consultant

The compensation committee has engaged FWC to serve as its independent compensation consultant. FWC works directly for the compensation committee (and not on behalf of management) and assists the compensation committee in evaluating our executive compensation program, including peer group composition, competitive benchmarking, program design, and staying abreast of market practices and trends. FWC performed no other work for the Company in 2012.

In connection with its engagement of FWC, the compensation committee assessed the independence of FWC, taking into account such factors as FWC’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact FWC’s independence. The compensation committee identified no conflicts of interests with respect to its engagement of FWC and concluded that FWC was independent.

Role of Management in Compensation Decisions

As part of its annual compensation review, the compensation committee reviews the performance of each NEO. For the NEOs other than our CEO, the compensation committee receives performance assessments and compensation recommendations from our CEO. Except for our CEO, none of the other NEOs is present when these assessments and recommendations are made, and they do not otherwise play any role in decisions affecting their compensation, except for discussing their annual, individual performance goals (and their self-assessment of their respective achievement of those goals) with our CEO. Our CEO, in turn, makes recommendations to the compensation committee based on these discussions. Our CEO does not participate in her own performance review (other than completing a self-assessment of her annual, individual performance goals) and does not recommend her own compensation.

2012 Executive Compensation Program

Our executive compensation program for 2012 was comprised primarily of annual cash compensation (base salary and performance-based bonus) and equity incentive compensation (stock options and/or performance-based restricted stock units). We offer limited perquisites and no other supplemental executive or retirement benefits to our NEOs.

How does each of the components of our executive compensation program align with our overall pay philosophy and objectives?

The following table shows how each of the individual components of our 2012 executive compensation program fits into our overall compensation philosophy and program objectives:

Component	Key Characteristics	Overall Objective	Specific Purpose
Base Salary	• Fixed compensation payable in cash • Reviewed annually for market competitiveness	• Attract and retain • Pay competitively	• Provide a base level of fixed and predictable income
Performance-Based Bonus	• Variable incentive compensation payable in cash • Payouts based on the achievement of pre-established annual financial goals and individual performance goals	• Attract and retain • Pay competitively • Align pay with performance results	• Motivate and reward financial and individual performance in line with the Company’s annual operating plan and short-term operating objectives
Stock Options

• Variable equity incentive compensation

• Value delivered to holder is based on the increase in our common stock price during the term of the option

• Vest annually over a three-year period and expire six years from the grant date

		• Attract and retain • Pay competitively • Align NEOs’ interests with shareholders’ interests on a long-term basis	• Promote long-term retention • Incentivize the creation of long-term shareholder value and achievement of long-term strategic objectives
Performance-Based Restricted Stock Units (excludes new hire, one-time awards)

• Variable equity incentive compensation

• Vest based on relative TSR percentile rank and adjusted EBITDA performance

• Three-year performance period for awards granted as part of our annual long-term equity incentive program (Mr. Goodyear’s awards have a one-year performance period based on the remaining term of his employment with us)

		• Attract and retain • Pay competitively • Align pay with performance results and shareholder value creation during the performance period	• Promote long-term retention • Incentivize the creation of long-term shareholder value and achievement of long-term financial and strategic objectives
New Hire Awards	• One-time restricted stock unit award granted on date of hire • Vest annually over a three-year period	• Attract and retain • Pay competitively	• Attract highly qualified executive talent
Limited Perquisites	• Attract and retain	• Attract and retain	• Provide benefits to assure focus on Company business with minimal distractions

How were each of these components determined for 2012?

•

Annual Base Salary — Initial annual base salaries (including Mr. Spirer’s initial annual base salary) are set pursuant to the terms of each NEO’s employment agreement with us based on median market data and other factors such as the executive’s prior work experience and scope of responsibility. Thereafter, base salaries are reviewed by the compensation committee in connection with its annual compensation review. In keeping with our objective of retaining executive talent and paying competitively, the annual base salaries of our NEOs are reviewed relative to the median market range (see “How do we establish the market competiveness of our executive compensation program?” above) and their experience, level of responsibility, individual performance and tenure with the Company.

In connection with Ms. Howard’s promotion to CEO and based on median market data, the compensation committee approved a $100,000 increase in her annual base salary (from $600,000 to $700,000), effective March 1, 2012. Under his amended employment agreement, Mr. Goodyear’s annual base salary was decreased to $650,000 (from $850,000) as a result of the transitioning of his role from CEO to Executive Chairman. The compensation committee made no changes to the annual base salaries of our other NEOs for 2012.

•

Annual Performance-Based Bonus — We designed our 2012 annual incentive plan to motivate our NEOs to achieve the Company’s annual financial goals and their individual performance goals in line with the Company’s annual operating plan and short-term operating objectives. Cash bonuses awarded to our NEOs under the plan are based on the achievement by the Company and each NEO of pre-established performance goals and are calculated using the following formula:

Target Annual Bonus ($)	x	Company Performance Factor (%)	x	70% weighting	+	Individual Performance Factor (%)	x	30% weighting	=	Payout ($)

Annual cash bonus targets, which are expressed as a percentage of the NEO’s base salary, are reviewed and set annually by the compensation committee. Following the recalibration of our general executive pay philosophy as discussed above, the compensation committee approved an increase in Ms. Weed’s target annual bonus for 2012 to $220,000, or 55% of her annual base salary. Ms. Howard’s, Mr. Goodyear’s and Mr. Nardi’s target annual bonuses (expressed as a percentage of their annual base salary) remained at 100%, 100% and 65%, respectively.

Awards payable under our annual incentive plan may range from 0 to a maximum cap of 200% of an NEO’s annual cash bonus target.

Mr. Spirer was not eligible to participate in our 2012 annual incentive plan based on his date of hire. In connection with the commencement of his employment, the compensation committee approved a cash sign-on bonus in the amount of $68,750. The sign-on bonus is subject to pro rata repayment if Mr. Spirer terminates his employment with the Company without “good reason” or is terminated by the Company for “cause” (in each case, as defined in the employment agreement) within the first year of his employment with the Company.

How was the Company Performance Factor determined for 2012?

The Company Performance Factor was determined by measuring the Company’s performance for 2012 against specified financial performance goals established at the beginning of the year. Each financial performance goal is comprised of threshold, target and maximum performance levels. If the threshold performance level for a particular financial performance goal is not achieved, no amount will be paid for that performance goal. For 2012, the Company performance goals and their weighting were as follows:

		Payout Factor (in millions, except per share data)
Performance Goal	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)
Revenues Before Reimbursements	33.33%	$630	$736	$1,000
Adjusted EBITDA	33.33%	$92	$110	$150
Adjusted EPS	33.33%	$0.80	$0.93	$1.25

The compensation committee selected these financial measures because it believed that they collectively: (1) motivated our NEOs to focus on both revenue growth and profitability, (2) were consistent with the Company’s long-term strategic initiatives and (3) were tied to the creation of long-term shareholder value. Each performance goal’s target performance level was the same as the Company’s 2012 financial and operating plan targets established at the beginning of the year. Company performance between the threshold, target and maximum performance levels is determined using a matrix that includes a series of intermediate performance levels, with straight line interpolation between the intermediate performance levels.

The Company exceeded each of its financial performance targets for 2012. This performance resulted in a Company Performance Factor of 112.8%, as illustrated in the table that follows.

Performance Goal	2012 Actual		Payout Factor	Weighting	Weighted Payout Factor
Revenues Before Reimbursements	$743.4	M	105.4%	33.33%	35.1%
Adjusted EBITDA	$112.2	M	107.9%	33.33%	36.0%
Adjusted EPS	$0.98		125.0%	33.33%	41.7%

	Company Performance Factor				112.8%

How were the Individual Performance Factors for each NEO determined for 2012?

Individual performance goals for each NEO were established early in the year and generally align with the Company’s strategic and operating initiatives (both short-term and long-term). The compensation committee reviews and approves the individual performance goals (including the goals’ relative weighting) for the CEO and, based on the CEO’s recommendation, reviews and approves the individual performance goals (including the goals’ relative weighting) for the other NEOs. Individual performance against these pre-established goals is reviewed after the end of the year by the compensation committee based on the CEO’s self-assessment of her individual performance and the CEO’s assessment of the other NEOs’ individual performance. Based on this review, the compensation committee certifies the achievement by each NEO of his or her individual performance goals and assigns each NEO an Individual Performance Factor (ranging from 0 to 200%) which is weighted 30% in the bonus payout formula.

The following table summarizes each NEO’s individual performance goals for 2012 as approved by the compensation committee.

Individual Performance Goals
Julie M. Howard	Ms. Howard’s 2012 goals generally related to continued advancement of the Company’s strategic and operating goals. Her 2012 goals also included initiatives to strengthen relationships with key shareholders, clients and employees.

Individual Performance Goals

William M. Goodyear	Mr. Goodyear’s 2012 goals primarily related to client and business development activities, including assisting in the pursuit of large engagement opportunities and strengthening and further developing long-standing client relationships and key accounts. Mr. Goodyear’s 2012 goals also included Board governance matters and enhancing the Board’s awareness of emerging issues facing the Company.

Thomas A. Nardi	Mr. Nardi’s 2012 goals included maintaining continued effectiveness of our internal controls, managing operating and capital costs while maintaining a strong balance sheet, margin improvement and improved management of our information technology and real estate costs.

Monica M. Weed	Ms. Weed’s 2012 goals primarily related to providing legal support for key initiatives and successfully managing our legal department, corporate governance and compliance matters and litigation activity.

What were the bonus payouts to our NEOs for 2012?

Based on the achievement by the Company and each NEO of his or her respective individual performance goals, cash bonus awards paid to our NEOs in March 2013 for the 2012 performance year were as follows:

	Target Annual Incentive	Actual Bonus Payout	Bonus Award as % of Target(1)
Julie M. Howard	$700,000	$765,000	109.3%
William M. Goodyear	$650,000	$705,000	108.5%
Thomas A. Nardi	$292,500	$313,000	107.0%
Monica M. Weed	$220,000	$238,000	108.2%

(1)

Based on a Company Performance Factor of 112.8% (which resulted in a payout percentage of 78.9% for Company performance after applying the 70% weighting) and an Individual Performance Factor for each NEO as determined by the compensation committee based on its assessment of the achievement by each NEO of the above-referenced individual performance goals (which is then weighted 30% in the bonus payout formula).

•	Equity Incentive Compensation

Equity-based incentive awards align our NEOs’ interests with those of our shareholders and incentivize the creation of shareholder value as well as the achievement of financial and strategic initiatives. We also believe that offering our NEOs equity-based incentives gives us an advantage in terms of attracting and retaining executive talent in an increasingly-competitive environment.

As discussed in last year’s proxy statement, for 2012, we made meaningful changes to our long-term equity compensation program in terms of both the percentage of our NEOs’ target TDC that is comprised of long-term equity incentives and the type of long-term equity incentive awards granted. Most notably, all of the long-term equity incentive awards granted to the NEOs who participated in our 2012 long-term equity incentive program were performance-based. We consider time-vested stock options to be performance-based incentives because no value is delivered to the recipient of the option award unless our stock price increases during the term of the option and shareholder value is created. Although Mr. Goodyear, as Executive Chairman, did not participate in our 2012 long-term equity incentive program (for the reasons discussed below), the restricted stock units granted to him in June 2012 were also subject to performance-based vesting conditions.

How were grant values determined for our NEOs who participated in our 2012 Long-Term Equity Incentive Program?

Grant values for each executive were determined based on the aforementioned median market value guidelines developed by FWC, taking into account specific factors such as Ms. Howard’s promotion to CEO. The aggregate grant date value of these long-term equity incentive awards, which were granted effective March 15, 2012, is shown in the table below:

2012 Equity Award Value(1)
Julie M. Howard	$1,300,000
Thomas A. Nardi(2)	$372,000
Monica M. Weed	$300,000

(1)	Represents the target award opportunity for each executive included in the table.
(2)	Mr. Nardi’s award was forfeited in connection with his retirement on March 18, 2013.

The target value of each long-term equity incentive award fell within the median market ranges determined by FWC. As explained above, the median market range for long-term equity incentive targets is determined by taking the simple average of the median of our peer group and size-adjusted, third-party general industry survey data, plus or minus 20%.

Consistent with historical practice, one-third of the aggregate grant date value was denominated in stock options and two-thirds of the aggregate grant date value was denominated in performance-based restricted stock units. The stock options have an exercise price equal to $13.78 per share (which was the closing price of a share of our common stock on the grant date), vest annually over a three-year period and expire six years from the grant date. The performance-based restricted stock units will vest if and only to the extent that specific quantitative performance goals with respect to the Company’s TSR (relative to the Commercial and Professional Services Global Industry Classification (“GICS”) 2020 industry group) and cumulative adjusted EBITDA are met during the three-year performance period. Each performance goal is comprised of threshold, target and maximum performance levels. If the threshold level of performance is not met for a particular performance goal, the portion of the award related to that performance goal will not vest.

The vesting percentages applicable to the TSR performance goal are set forth below.

Percentile Rank vs. GICS Industry Group	Vesting Percentage (Straight Line Interpolation Between Levels)
Below 25th percentile	0%
25th percentile	25%
50th percentile and above	100%

With respect to the cumulative adjusted EBITDA performance goal, the target performance level (which results in a 100% payout of this tranche of the restricted stock unit award) was designed to be achievable with continued strong business performance, while the maximum performance level (which results in a 150% payout of this tranche of the restricted stock unit award) was designed to be more difficult to achieve and would require stronger business performance and significantly higher adjusted EBITDA performance over the three-year performance period.

What type of equity incentive awards were granted to our NEOs who did not participate in the 2012 Long-Term Equity Incentive Program?

Mr. Goodyear — Mr. Goodyear did not participate in our 2012 long-term equity incentive program given the nature of his responsibilities as Executive Chairman and due to the fact that his remaining employment term with the Company was less than the three-year performance period featured as part of that program.

In connection with his continued service as Executive Chairman, the compensation committee approved a grant of restricted stock units to Mr. Goodyear, effective June 1, 2012, with a grant date value of $1 million. In determining the size of the restricted stock unit award, the compensation committee considered, as a point of reference, the size of long-term incentive awards granted to Executive Chairmen at companies within the Company’s peer group, as well as data from a broader market group compiled by FWC (in light of the fact that only two peer group companies had Executive Chairmen at the time). The size of Mr. Goodyear’s grant was below the median of long-term incentive awards granted to Executive Chairmen both at the peer group companies and at companies in the broader market group. In determining the vesting schedule for the restricted stock unit award, the compensation committee considered the two-year fixed term of Mr. Goodyear’s employment agreement as well as the Company’s holding period requirements (which require that at least half of the net shares received upon the vesting of an equity incentive award be held for at least one year from the vesting date). In light of these two facts, the compensation committee determined that a one-year vesting schedule was warranted to allow Mr. Goodyear’s equity awards to vest during his employment term. To further align Mr. Goodyear’s interests with those of the Company’s shareholders (and to align his restricted stock unit award more closely with the performance-based restricted stock unit awards granted to the other NEOs as part of our 2012 long-term equity incentive program), the compensation committee added performance-based vesting conditions to the restricted stock unit award.

Fifty percent of Mr. Goodyear’s restricted stock unit award vests if and only to the extent that the Company’s TSR, relative to the GICS industry group, meets or exceeds specified targets during the one-year period ended December 31, 2012, with the vesting percentages determined as follows (using straight-line interpolation between performance levels):

Company Percentile Rank v. GICS Industry Group	Tranche 1 Vesting Percentage
Below 25th percentile	0%
25th percentile	25%
50th percentile and above	100%

Actual Vesting Percentage (1-year 2012 TSR rank = 35.7th percentile)	57.1%

As the table above indicates, the Company’s actual TSR rank for 2012 was at the 35.7th percentile of the GICS industry group, resulting in a payout for this tranche of the award equal to 57.1% of the shares underlying the award.

Fifty percent of Mr. Goodyear’s restricted stock unit award vests if and only to the extent that specified performance levels with respect to the Company’s adjusted EBITDA are met or exceeded during the one-year performance period ended December 31, 2012, with the vesting percentages determined as follows (using straight-line interpolation between performance levels):

Adjusted EBITDA	Tranche 2 Vesting Percentage
Less than $92 million	0%
$92 million	25%
$110 million	100%

Actual Vesting Percentage (2012 adjusted EBITDA = $112.2M)	100%

As the table above indicates, the Company’s actual adjusted EBITDA performance for 2012 exceeded the target level of performance, resulting in a payout for this tranche of the award equal to 100% of the shares underlying the award.

The threshold and target adjusted EBITDA performance goals were based on the Company’s 2012 financial and operating plan established at the beginning of the year. If the threshold level of performance for a performance measure was not met, none of the restricted stock units corresponding to that performance measure would have vested. The vesting percentage of the RSUs ranged from 0% to a maximum of 100% depending on the level of actual performance achieved during the one-year performance period.

Mr. Spirer — In connection with his appointment to the position of Executive Vice President and Global Business Leader, the compensation committee approved a one-time grant of restricted stock units to Mr. Spirer, effective on November 5, 2012, with an aggregate grant date value equal to $500,000 (which value was determined based on median market data, as well as similar grants that had been recently made by companies in our peer group). The restricted stock units will vest in one-third annual increments subject to Mr. Spirer’s continued employment with the Company through the vesting dates, except as otherwise provided in the agreement setting forth the terms and conditions of the award.

•

Other Compensation — We offer limited perquisites to our NEOs, with parking benefits being the main perquisite that our NEOs receive on an annual basis. In addition, we generally offer our NEOs reimbursement of legal fees (up to a limit) they incur in connection with negotiation of their employment agreements with us. None of our NEOs receives benefits under a defined benefit pension plan or supplemental executive retirement plan.

Post-Termination Compensation

We have entered into employment agreements with our NEOs that provide, among other things, for certain payments and benefits in the event that an NEO’s employment is terminated under certain circumstances, such as being terminated by the Company without “cause” or resigning for “good reason” or within a specified period following a “change in control.” These employment agreements are described in further detail in the section entitled “Executive Compensation — Employment Agreements” below.

The compensation committee believes that these severance arrangements are an important part of our overall executive compensation program because they help us ensure the continued focus and dedication of our NEOs, notwithstanding any concern that they might have at any given time regarding their continued employment, prior to or following a change in control transaction. The compensation committee also believes that employment agreements are an important recruiting and retention tool, as the majority of companies with which we compete for executive talent have similar agreements in place for their executives.

On April 24, 2009, the compensation committee adopted a policy providing that we would not enter into any future employment agreements, or amend any employment agreements, that include a “modified single-trigger” change in control severance provision or any excise tax gross-ups with respect to payments contingent upon a change in control. As part of the amendment and restatement of Ms. Howard’s employment agreement in 2012, we modified the circumstances under which she is entitled to receive payments upon a change in control by replacing the “modified single-trigger” change in control severance provision with a “double-trigger” change in control severance provision, and we also removed the change in control excise tax gross-up provisions previously in her employment agreement. Under Mr. Goodyear’s employment agreement with the Company (which was last amended in May 2012), Mr. Goodyear is no longer entitled to receive enhanced severance benefits for a termination of employment in connection with a change in control or any excise tax gross-up payments.

Other Compensation Policies

Stock Ownership Guidelines and Holding Period Requirements

To reinforce the importance of stock ownership and further align our NEOs’ interests with those of our shareholders, the compensation committee has adopted stock ownership guidelines which also include holding period requirements that apply to equity incentive awards granted to our NEOs. Consistent with the prevailing practice in our current peer group, our stock ownership guidelines require the CEO to own shares of our common stock valued at a minimum of four times annual base salary and the other NEOs to own shares of our common stock valued at a minimum of three times annual base salary. In addition to shares owned outright by the NEO, shares that count toward the achievement of the ownership guidelines include the net in-the-money, after-tax value of vested, but unexercised, stock options, as well as vested and unvested time-based restricted stock and restricted stock units. Unvested stock options and unvested performance-based restricted stock or restricted stock units do not count towards achievement of the ownership guidelines. Until these ownership guidelines are achieved, each NEO must retain at least 50% (75% in the case of the CEO) of the net shares received upon the vesting of equity awards or the exercise of stock options.

Even after meeting the applicable stock ownership guideline, our NEOs must comply with holding period requirements with respect to their equity incentive awards. Under these holding period requirements, our CEO is required to hold at least 75%, and the other NEOs are required to hold at least 50%, of the net shares received from the vesting of equity awards or the exercise of stock options for at least one year following the vesting or exercise date.

At the end of 2012, all of our NEOs were in compliance with these stock ownership guidelines (either because they achieved the applicable ownership guideline or had complied with the applicable retention ratios if such guideline had not been achieved) including the holding period requirements contained therein.

Clawback Policy

The Board has adopted a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements. This policy will be amended as necessary to comply with the final regulations under the Dodd-Frank Wall Street Reform Act when they are adopted by the SEC.

2013 Compensation Decisions

2013 Annual Cash Compensation

The compensation committee did not approve any base salary increases or changes in our NEOs’ cash bonus targets for 2013.

2013 Long-Term Equity Incentive Program

Our 2013 long-term equity incentive program remained consistent with the program approved by the compensation committee for 2012, with grant values determined based on the median market guidelines developed by FWC and the types of awards granted as part of that program being entirely performance-based (i.e., stock options and performance-based restricted stock units). Similar to the performance-based restricted stock units granted under the 2012 program, the performance-based restricted stock units granted under the 2013 program have a three-year performance period and vest if and only to the extent that specified quantitative performance goals with respect to the Company’s TSR, relative to its GICS industry group, and cumulative adjusted EBITDA are met during the three-year performance period.

Mr. Goodyear, our Executive Chairman, did not participate in this program again for 2013. The restricted stock units granted to him, effective March 15, 2013, have a grant date value of $1 million. Consistent with the award granted to him in 2012, the restricted stock units will vest if and only to the extent that specified quantitative performance goals with respect to the Company’s TSR, relative to its GICS industry group, and adjusted EBITDA are met during the one-year period beginning January 1, 2013 and ending December 31, 2013.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K, with management of the Company. Based on this review and discussion, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and such other filings with the SEC as may be appropriate.

COMPENSATION COMMITTEE

Stephan A. James, Chairman

Thomas A. Gildehaus

Hon. Cynthia A. Glassman

Michael L. Tipsord

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Julie M. Howard	2012	681,539	—	879,302	429,004	765,000	26,696	2,781,541
Chief Executive Officer	2011	600,000	—	145,105	74,251	619,800	9,960	1,449,116
	2010	600,000	200,000	326,061	165,000	—	10,084	1,301,145

Thomas A. Nardi	2012	450,000	—	251,623	122,762	313,000	13,995	1,151,380
Executive Vice President	2011	450,000	—	87,070	44,554	297,200	12,497	891,321
and Chief Financial Officer	2010	450,000	150,000	195,644	99,002	—	13,373	908,020

William M. Goodyear	2012	686,923	—	905,785	—	705,000	47,871	2,345,579
Executive Chairman	2011	850,000	—	193,473	99,003	868,700	21,512	2,032,688
	2010	850,000	275,000	489,092	247,503	—	21,698	1,883,293

Lee A. Spirer	2012	74,038	68,750	486,886	—	—	7,047	636,721
Executive Vice President and Global Business Leader (4)

Monica M. Weed	2012	400,000	—	202,924	99,005	238,000	10,128	950,057
Vice President, General	2011	400,000	—	74,167	37,953	208,600	10,042	730,762
Counsel and Secretary	2010	400,000	100,000	163,031	82,503	—	10,341	755,875

(1)

The amounts reported in this column for 2012 represent the aggregate grant date fair value of the restricted stock units or stock option awards granted to our named executive officers computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 8 – Share-based Compensation Expense to the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 15, 2013 (the “2012 Form 10-K”). The amounts reported in this column for the performance-based restricted stock units granted to certain of our named executive officers in 2012 have been calculated based on the probable outcome of the performance-based vesting conditions for these awards. Assuming the highest level of performance is achieved for the awards subject to performance-based vesting conditions, the grant date fair value of these awards would have been as follows: $1,318,953 for Ms. Howard, $905,785 for Mr. Goodyear, $377,434 for Mr. Nardi and $304,386 for Ms. Weed.

(2)

The amounts reported in this column for 2012 represent the awards paid to our named executive officers under the 2012 annual incentive plan. These awards are discussed in more detail under the heading “2012 Executive Compensation Program — Annual Performance-Based Bonus” in the section entitled “Compensation Discussion and Analysis” above. These cash incentive awards were paid to our named executive officers in March 2013.

(3)

The amounts reported in this column include company matching contributions under the Company’s 401(k) plan, the value attributable to life insurance benefits, reimbursement of legal fees, and parking and other fringe benefits provided to each named executive officer. For 2012, these amounts include $12,188, $25,664 and $6,901 in legal fee reimbursements paid to Ms. Howard, Mr. Goodyear and Mr. Spirer, respectively, in connection with the negotiation of their employment agreements with the Company, and $15,080 in value attributable to group life insurance benefits for Mr. Goodyear. Except as described in the preceding sentence, no other items included in this column for any of the named executive officers had a value in excess of $10,000 for 2012.

(4)

Mr. Spirer commenced employment with the Company on November 5, 2012. As a result, the amount reported for Mr. Spirer’s base salary for 2012 is based on a partial year. His annualized base salary for 2012 was $550,000. Mr. Spirer was not eligible to receive an award under the 2012 annual incentive plan. The amount reported in the “Bonus” column for Mr. Spirer represents a cash sign-on bonus which is subject to pro rata repayment if Mr. Spirer terminates his employment without “good reason” or is terminated by the Company for “cause” (in each case, as defined in his employment agreement) within the first year of his employment with the Company.

2012 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Plan Awards(2)			All Other Stock Awards: Number of Shares (#)(3)	All Other Option Awards: Number of Shares Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Grant Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Julie M. Howard	—	—	350,000	700,000	1,400,000
	3/15/2012	3/8/2012								67,411	13.78	429,004
	3/15/2012	3/8/2012				15,953	63,810	95,715				879,302
Thomas A. Nardi	—	—	146,250	292,500	585,000
	3/15/2012	3/8/2012								19,290	13.78	122,762
	3/15/2012	3/8/2012				4,565	18,260	27,390				251,623
William M. Goodyear	—	—	325,000	650,000	1,300,000
	6/1/2012	2/22/2012				19,794	79,177	79,177				905,785
Lee A. Spirer	11/5/2012	10/22/2012							46,861			486,886
Monica M. Weed	—	—	100,000	200,000	400,000
	3/15/2012	3/8/2012								15,557	13.78	99,005
	3/15/2012	3/8/2012				3,682	14,726	22,089				202,924

(1)

The amounts reported in these columns show the threshold, target and maximum award opportunities payable to our named executive officers under the 2012 annual incentive plan. (Mr. Spirer was not eligible to receive an award under the 2012 annual incentive plan.) A discussion of the performance goals for the 2012 annual incentive plan is included under the heading “2012 Executive Compensation Program — Annual Performance-Based Bonus” in the section entitled “Compensation Discussion and Analysis” above. The actual amounts paid to our named executive officers under the 2012 annual incentive plan are set forth in the 2012 Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

The amounts reported in these columns show the threshold, target and maximum award opportunities for the performance-based restricted stock units granted to the specified named executive officers. These restricted stock units vest on the third anniversary of the grant date (except in the case of Mr. Goodyear’s restricted stock unit award which vests on May 31, 2013), if and only to the extent that specific performance goals are met with respect to the Company’s total shareholder return, relative to the Commercial and Professional Services Global Industry Classification Standard 2020 industry group (“TSR Peer Group”), and adjusted EBITDA during the respective performance period. For the restricted stock units granted to Mr. Goodyear, the “target” level of performance is the highest level of performance achievable for the award. The performance-based restricted stock units were granted to Ms. Howard, Mr. Nardi and Ms. Weed under the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan, as amended (the “2005 LTIP”). The performance-based restricted stock units were granted to Mr. Goodyear under the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”).

(3)

The amount reported in this column represents a one-time grant of restricted stock units under the 2012 LTIP upon the commencement of Mr. Spirer’s employment with the Company. The restricted stock units vest annually over a three-year period in equal installments.

(4)	The amounts reported in this column represent stock options granted under the 2005 LTIP, which vest annually over a three-year period in equal installments.

(5)

The amounts reported in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. In the case of the performance-based restricted stock units, the amounts reported are based upon the probable outcome of the applicable performance-based vesting condition. Because the vesting condition related to the Company’s total shareholder return is considered a market condition under FASB ASC Topic 718, the grant date fair value of the portion of these awards that vests based on the Company’s total shareholder return performance will not change based upon the probable outcome of that market condition. Assumptions made in computing the grant date fair value of these awards are described in Note 8 — Share-based Compensation Expense to the notes to the consolidated financial statements in our 2012 Form 10-K.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Julie M. Howard	4/30/2007	37,766	—	19.18	4/30/2013	24,246	(3)	270,585
	3/16/2009	35,961	11,988	11.83	3/16/2015	11,548	(4)	128,876
	3/15/2010	18,427	9,214	12.03	3/15/2016	9,035	(5)	100,831
	3/15/2011	5,575	11,152	9.25	3/15/2017	2,986	(6)	33,324	5,229	(6)	58,356	(6)
	3/15/2012	—	67,411	13.78	3/15/2018				15,953	(7)	178,030	(7)
Thomas A. Nardi	3/16/2009	3,173	1,058	11.83	3/16/2015	1,019	(4)	11,372
	3/15/2010	11,056	5,529	12.03	3/15/2016	5,421	(5)	60,498
	3/15/2011	—	6,692	9.25	3/15/2017	1,792	(6)	19,999	3,138	(6)	35.020	(6)
	3/15/2012	—	19,290	13.78	3/15/2018				4,565	(7)	50,945	(7)
William M. Goodyear	4/30/2007	37,766	—	19.18	4/30/2013	24,246	(3)	270,585
	3/16/2009	50,769	16,924	11.83	3/16/2015	16,302	(4)	181,930
	3/15/2010	27,641	13,821	12.03	3/15/2016	13,552	(5)	151,240
	3/15/2011	7,434	14,869	9.25	3/15/2017	3,982	(6)	44,439	6,972	(6)	77,808	(6)
	3/15/2012					62,194	(8)	694,085

Lee A. Spirer						46,861	(9)	522,969
Monica M. Weed	3/16/2009	3,173	1,058	11.83	3/16/2015	1,019	(4)	11,372
	3/15/2010	9,214	4,607	12.03	3/15/2016	4,518	(5)	50,421
	3/15/2011	2,850	5,700	9.25	3/15/2017	1,527	(6)	17,041	2,673	(6)	29,831	(6)
	3/15/2012	—	15,557	13.78	3/15/2018				3,682	(7)	41,086	(7)

(1)

The stock options granted to Ms. Howard and Mr. Goodyear on March 16, 2009 vest in equal annual installments over a four-year period. The remaining unexercisable stock options reported in this column vest in equal annual installments over a three-year period.

(2)	The amounts reported in this column are calculated by multiplying $11.16, the closing sales price per share of our common stock on December 31, 2012, by the number of shares that have not vested.

(3)	The restricted stock was granted on April 30, 2007 and vests 25% annually over a four-year period, commencing April 30, 2011.

(4)	The restricted stock was granted on March 16, 2009 and vests 25% annually on each of the four anniversaries of the grant date.

(5)	The restricted stock was granted on March 15, 2010 and vests 33 1/3% annually on each of the three anniversaries of the grant date.

(6)

The restricted stock was granted on March 15, 2011. On August 30, 2011, the compensation committee modified the terms of these restricted stock awards to include performance-based vesting conditions based on the Company’s total shareholder return for fiscal years 2012 and 2013, relative to the TSR Peer Group, for the portion of the awards that were scheduled to vest on the second and third anniversaries of the grant date, respectively. The portion of these awards that vested on the second anniversary of the grant date vested at 57.1% of target based on the Company’s total shareholder return percentile rank within the TSR Peer Group for the period January 1 through December 31, 2012. As the level of performance for fiscal year 2012 exceeded the threshold level of performance, the amounts reported for the portion of these awards that are scheduled to vest on the third anniversary of the grant date are based on the target level of performance.

(7)

The restricted stock units were granted on March 15, 2012. The restricted stock units will vest on March 15, 2015 if and only to the extent that specific performance goals are met with respect to the Company’s total shareholder return, relative to the TSR Peer Group, and cumulative adjusted EBITDA during the three-year period ending December 31, 2014. The amounts reported for these awards are based on achieving the threshold level of performance.

(8)

The restricted stock units were granted on June 1, 2012 and will vest on May 31, 2013. Based on the Company’s total shareholder return percentile rank within the TSR Peer Group and the Company’s actual adjusted EBITDA performance during the period January 1 through December 31, 2012, fifty percent of the award will vest at 57.1% of target, and fifty percent of the award will vest 100% of target, respectively.

(9)	The restricted stock units were granted on November 5, 2012 and vest 33 1/3% annually on each of the three anniversaries of the grant date.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Julie M. Howard	45,000	249,750	48,053	661,674
Thomas A. Nardi	3,345	2,492	17,049	208,515
William M. Goodyear	90,000	592,933	70,634	971,936
Lee A. Spirer	—	—	—	—
Monica M. Weed	—	—	15,649	190,225

(1)

The amounts reported in this column are calculated by: (i) multiplying the closing sales price per share of our common stock on the exercise/vesting date by the number of shares acquired on exercise/vesting, and (ii) in the case of option awards, subtracting the aggregate exercise price paid to acquire the shares.

2012 Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits to which each of our named executive officers would be entitled in the event of a termination of his or her employment or change in control. The amounts shown in the table below are estimates and were calculated assuming that the respective termination of employment or change in control was effective as of December 31, 2012. The actual amounts that would be paid to a named executive officer can only be determined at the time of the termination or change in control. In addition, any or all amounts payable upon a termination of employment may be delayed for six months following the termination of employment if the delay of payment is necessary to comply with Section 409A of the Code. Any cash payment delayed in that manner would accrue interest at a rate equal to five percent (5%) per annum pursuant to the terms of each named executive officers’ employment agreement. See the section entitled “—Employment Agreements” below for a summary of the material terms of each named executive officer’s employment agreement, including terms related to any payments to which each executive would be entitled in connection with a termination of employment or change in control.

	Cash Payment ($)(1)	Continuation of Medical/Welfare Benefits (Present Value) ($)(2)	Acceleration of Equity Awards ($)(3)	Total Termination Payments/ Benefits ($)
Julie M. Howard
• Voluntary	—	—	—	—
• Death/Disability	2,711,533	11,230	187,920	2,910,683
• Termination by Company Other Than For Cause	2,711,533	11,230	187,920	2,910,683
• Termination by Executive for Good Reason	2,711,533	11,230	—	2,722,763
• Qualifying Termination in Connection with a Change in Control	3,684,800	11,230	1,350,423	5,046,453
• Change in Control	—	—	638,303	638,303
Thomas A. Nardi
• Voluntary	—	—	—	—
• Death/Disability	649,067	—	53,776	702,843
• Termination by Company Other Than For Cause	649,067	—	53,776	702,843
• Termination by Executive for Good Reason	649,067	—	—	649,067
• Qualifying Termination in Connection with a Change in Control	1,298,133	—	358,474	1,656,607
• Change in Control	—	—	154,692	154,692
William M. Goodyear
• Voluntary	—	—	—	—
• Death/Disability	—	—	883,615	883,615
• Termination by Company Other Than For Cause	2,462,467	—	883,615	3,346,082
• Termination by Executive for Good Reason	—	—	—	—
• Qualifying Termination in Connection with a Change in Control	—	—	787,771	787,771
• Change in Control	—	—	787,771	787,771
Lee A. Spirer
• Voluntary	—	—	—	—
• Death/Disability	—	—	26,745	26,745
• Termination by Company Other Than For Cause	962,500	8,180	26,745	997,425
• Termination by Executive for Good Reason	962,500	8,180	—	970,680
• Qualifying Termination in Connection with a Change in Control	1,925,000	8,180	522,969	2,456,149
• Change in Control	—	—	—	—
Monica M. Weed
• Voluntary	—	—	—	—
• Death/Disability	544,533	—	43,368	587,901
• Termination by Company Other Than For Cause	544,533	—	43,368	587,901
• Termination by Executive for Good Reason	544,533	—	—	544,533
• Qualifying Termination in Connection with a Change in Control	1,089,067	—	296,683	1,385,750
• Change in Control	—	—	132,341	132,341

(1)

Cash payments in connection with a termination as a result of death or disability; termination by the Company other than for “cause,” or a termination by the named executive officer for “good reason,” as applicable, were calculated as follows:

•

for Ms. Howard, the cash payment equals two times the sum of her base salary and the average of her three most recent annual bonuses, plus a pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash bonus awarded to Ms. Howard for 2012);

•	for each of Mr. Nardi and Ms. Weed, the cash payment equals the sum of his or her base salary and the average of his or her three most recent annual bonuses;

•	for Mr. Goodyear, the cash payment equals two times the sum of his base salary in effect immediately prior to March 1, 2012 and the average of his 2009, 2010 and 2011 annual bonuses; and

•	for Mr. Spirer, the cash payment equals the sum of his base salary and the amount of his target annual bonus.

Cash payments in connection with a qualifying termination of employment prior to or following a change in control, in the case of Ms. Howard and Mr. Spirer, or in connection with a qualifying termination of employment following a change in control, in the case of Mr. Nardi and Ms. Weed, were calculated as follows:

•

for Ms. Howard, the cash payment equals three times the sum of her base salary and the average of her three most recent annual bonuses, plus the pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash bonus awarded to Ms. Howard for 2012);

•	for Mr. Spirer, the cash payment equals two times the sum of his base salary and the amount of his target annual bonus; and

•	for each of Mr. Nardi and Ms. Weed, the cash payment equals two times the sum of his or her base salary and the average of his or her three most recent annual bonuses.

(2)

The amounts reported in this column represent the present value of continuing Ms. Howard’s or Mr. Spirer’s healthcare benefits at the same level and cost to her or him as immediately preceding the date of termination for 24 months (in the case of Ms. Howard) or 12 months (in the case of Mr. Spirer) after the assumed date of termination.

(3)

The amounts reported in this column represent the aggregate value of the shares of restricted stock, restricted stock units and stock options that would have vested in connection with a qualifying termination of employment or upon a change in control based on the closing sales price per share of our common stock on December 31, 2012 of $11.16.

With respect to the outstanding restricted stock and stock option awards granted to our named executive officers on or before March 15, 2011, the agreements setting forth the terms and conditions of such awards provide for the accelerated vesting of the award upon a change in control (as defined in the 2005 LTIP). In addition, the compensation committee has the discretion to vest all or any portion of those awards upon a named executive officer’s death or “total and permanent disability” (as defined in the 2005 LTIP). For purposes of the amounts reported in this table, we have assumed that no such discretion would have been exercised by the compensation committee.

The agreements setting forth the terms and conditions of the restricted stock unit and stock option awards granted to our named executive officers (other than Mr. Goodyear) on or after March 15, 2012 provide for:

•

prorated vesting for any performance-based restricted stock units, based on the Company’s actual performance during the respective performance period and the number of days the named executive officer was employed during the performance period, in the event of a termination as a result of death or disability or by the Company other than for cause;

•

prorated vesting for any time-based restricted stock units, based on the number of underlying shares that would have vested on the next vesting date and the number of days that have elapsed since the last vesting date through the assumed date of termination, in the event of a termination as a result of death or disability or by the Company other than for cause; and

•

full vesting of the award (with any performance-based restricted stock units vesting at the target performance level) in the event there is a qualifying termination of employment within 24 months following a change in control.

The agreement setting forth the terms and conditions of the restricted stock units granted to Mr. Goodyear on June 1, 2012 provides for the full vesting of that award in connection with a termination of Mr. Goodyear’s employment as a result of death or disability or by the Company other than for cause.

Accrued Pay and Regular Retirement Benefits. The amounts reported in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	accrued salary and, if applicable, vacation pay;

•	distributions of plan balances under the 401(k) Plan; and

•	payments of amounts under life and disability insurance policies.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that generally provide for minimum base salaries, annual cash incentive bonus opportunities under the Company’s annual incentive plan (subject to the achievement of annual performance goals) and severance benefits in the case of certain termination events, including, in certain cases, in connection with or following a change in control of the Company.

Julie M. Howard

In connection with Ms. Howard’s appointment as Chief Executive Officer, effective March 1, 2012, we amended and restated her employment agreement with the Company. The employment agreement has a five-year term. Under the employment agreement Ms. Howard will receive an annual base salary, in an amount determined by the compensation committee, and is eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals as determined by the compensation committee. The employment agreement binds Ms. Howard to certain non-solicitation and non-competition restrictions during the term of her employment and for a period of one year thereafter unless the Company decides not to continue Ms. Howard’s employment upon the expiration of the five-year term on terms (other than contract length) at least equivalent to the terms of the employment agreement.

The employment agreement provides, among other things, that if the Company terminates Ms. Howard other than for “cause” (as defined in the employment agreement), Ms. Howard terminates her employment for “good reason” (as defined in the employment agreement) or Ms. Howard’s employment is terminated because of death or disability, the Company will pay to Ms. Howard (or her legal representatives) as a severance benefit an amount in cash equal to (i) two times the sum of her base salary and the average of her annual bonuses for the three most recently completed years, plus (ii) a pro rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (subject to subsequent reconciliation based on the Company’s actual performance). In addition, if the Company terminates Ms. Howard other than for cause or disability, Ms. Howard terminates her employment for good reason or Ms. Howard’s employment is terminated because of death, the Company will pay Ms. Howard (or her family in the event of her death) after termination on a monthly basis an amount equal to COBRA premiums (less the amount of her portion of such premiums prior to the date of termination) for up to 24 months after the date of termination. If Ms. Howard’s employment is terminated because of disability, Ms. Howard would be entitled to continuation of her healthcare benefits for up to 24 months after the date of termination. However, if the Company terminates Ms. Howard for cause or Ms. Howard terminates her employment other than for good reason, the Company would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due.

The employment agreement also provides that if, during the one-year period following a change in control, the Company terminates Ms. Howard’s employment other than for cause, death or disability or Ms. Howard terminates her employment for good reason or if, during the one-year period preceding a change in control, the Company terminates Ms. Howard’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated, the Company will pay to Ms. Howard (or her legal representatives) as a severance payment an amount in cash equal to (i) three times the sum of her base salary and the average of her annual bonuses for the three most recently completed years, plus (ii) a pro rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (subject to subsequent reconciliation based on the Company’s actual performance). In addition, the Company will pay Ms. Howard (or her family in the event of her death) after termination on a monthly basis an amount equal to COBRA premiums (less the amount of her portion of such premiums prior to the date of termination) for up to 24 months after the date of termination.

Any compensation paid or awarded to Ms. Howard under the employment agreement is subject to the Company’s clawback policy.

William M. Goodyear

We amended the employment agreement with Mr. Goodyear, our Executive Chairman, in May 2012. The amended employment agreement has a term ending on April 30, 2014. During the employment term, Mr. Goodyear will receive an annual base salary of $650,000 and will also be eligible to receive an annual cash incentive bonus (with a target payment equal to 100% of his base salary) under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals as determined by the compensation committee. The amended employment agreement binds Mr. Goodyear to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of one year thereafter.

The amended employment agreement provides that the Company will pay a cash severance benefit to Mr. Goodyear if the Company terminates his employment other than for “cause” (as defined in the amended employment agreement) prior to the end of the employment term in an amount equal to two times the sum of his base salary that was in effect immediately prior to March 1, 2012 and the average of his 2009, 2010 and 2011 annual bonuses. Any compensation paid or awarded to Mr. Goodyear under the amended employment agreement is subject to the Company’s clawback policy.

Thomas A. Nardi

The employment agreement with Mr. Nardi, our Executive Vice President and Chief Financial Officer, is for rolling one-year periods, such that the remainder of the term of the employment agreement will always be one full year. Under the employment agreement, Mr. Nardi will receive an annual base salary of $450,000 and is eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals as determined by the compensation committee. The employment agreement provides, among other things, that if the Company terminates Mr. Nardi other than for “cause” (as defined in the employment agreement), Mr. Nardi terminates his employment for “good reason” (as defined in the employment agreement) or Mr. Nardi’s employment is terminated because of death or disability, the Company will pay to Mr. Nardi (or his legal representatives) an amount in cash equal to the sum of his base salary and the average of his three most recent annual bonuses. However, if the Company terminates Mr. Nardi for cause or Mr. Nardi terminates his own employment other than for good reason, the Company would have no further obligation to Mr. Nardi other than the obligation to pay his base salary through the date of termination and any other compensation and benefits then due. The employment agreement also provides that if Mr. Nardi’s employment is terminated by the Company during the one-year period following a change in control (as defined in the employment agreement) or Mr. Nardi resigns for any reason during the period beginning six months prior to and ending 12 months following a change in control, the Company will pay to Mr. Nardi as a severance payment an amount equal to two times the sum of his base salary and the average of his three most recent annual bonuses.

Mr. Nardi did not receive any severance payments in connection with his retirement on March 18, 2013.

Lee A. Spirer

The term of the employment agreement with Mr. Spirer, our Executive Vice President and Global Business Leader, began on November 5, 2012 and will end on March 31, 2016, unless earlier terminated, subject to a two-year extension if a change in control of the Company occurs prior to March 31, 2016. Under the employment agreement, Mr. Spirer will receive an initial annual base salary of $550,000 and, commencing in the 2013 calendar year, is eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals, as determined by the compensation committee. Under the terms of the employment agreement, Mr. Spirer’s target bonus under the annual incentive plan will equal 75% of his base salary. The employment agreement binds Mr. Spirer to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of one year thereafter.

The employment agreement provides, among other things, that if the Company terminates Mr. Spirer other than for “cause” or if Mr. Spirer terminates his employment for “good reason” (in each case, as defined in the employment agreement), the Company will pay Mr. Spirer a cash severance payment equal to the sum of his base salary and the average of his annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years) or his target bonus if Mr. Spirer’s employment is terminated prior to the date he is eligible to receive his first annual bonus. The employment agreement also provides that if (i) during the one-year period following a change in control, the Company terminates Mr. Spirer’s employment other than for cause, death or disability or if Mr. Spirer terminates his employment for good reason or (ii) during the six-month period preceding a change in control, the Company terminates Mr. Spirer’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board of Directors is actively considering and that is ultimately consummated, the Company will pay Mr. Spirer a cash severance payment equal to two times the sum of (1) his base salary and (2) the average of his annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years) or his target bonus if Mr. Spirer’s employment is terminated prior to the date he is eligible to receive his first annual bonus. In the event Mr. Spirer becomes eligible for cash severance benefits under the employment agreement, the Company will also pay Mr. Spirer on a monthly basis an amount equal to COBRA premiums (less the amount of his portion of such premiums as in effect prior to the date of termination) for up to 12 months after the date of termination, and Mr. Spirer would also be eligible to receive any earned but unpaid annual bonus for the year prior to his termination and a prorated annual bonus based on actual performance for the year in which Mr. Spirer’s employment terminates.

Monica M. Weed

The employment agreement with Ms. Weed, our Vice President, General Counsel and Secretary, is for rolling one-year periods, such that the remainder of the term of the employment agreement will always be one full year. Under the employment agreement, Ms. Weed will receive an annual base salary of $400,000 and is eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers. The employment agreement provides, among other things, that if the Company terminates Ms. Weed other than for “cause” (as defined in the employment agreement), Ms. Weed terminates her employment for “good reason” (as defined in the employment agreement) or Ms. Weed’s employment is terminated because of death or disability, the Company will pay to Ms. Weed (or her legal representatives) an amount equal to the sum of her base salary and the average of her three most recent annual bonuses. However, if the Company terminates Ms. Weed for cause or Ms. Weed terminates her own employment other than for good reason, the Company would have no further obligation to Ms. Weed other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The employment agreement also provides that if Ms. Weed’s employment is terminated by the Company during the one-year period following a change in control (as defined in the employment agreement) or Ms. Weed resigns for any reason during the period beginning six months prior to and ending 12 months following a change in control, the Company will pay to Ms. Weed as a severance payment an amount equal to two times the sum of her base salary and the average of her three most recent annual bonuses.

DIRECTOR COMPENSATION

For 2012, our non-employee directors received an annual retainer of $60,000 and fees for each meeting of the Board they attended ($4,000 per meeting). In addition, the chairman of the audit committee (Mr. Gildehaus) received an additional annual retainer of $20,000; the chairman of the compensation committee (Mr. James) and the chairman of nominating and governance committee (Mr. Pond) each received an additional annual retainer of $10,000; and our Lead Director (Governor Thompson) received an additional annual retainer of $15,000. Any member of the Board who is employed by the Company (or any of its subsidiaries) is not compensated for his or her service on the Board or any of its committees.

All retainers and meeting fees are paid in cash on a quarterly basis, unless a director elects to defer his or her annual retainer(s) or meeting fees under our directors’ deferred fees plan. This plan provides that a director may elect to defer all or a portion of his or her annual retainer or meeting fees to an account which earns interest monthly. Payment is then made to a participating director under the plan upon the director’s resignation from the Board or his or her death. A participating director may elect to receive the payment in a lump-sum or in installments over a ten-year period. During 2012, only Mr. Tipsord elected to defer all of his annual retainer and meeting fees under the plan.

The compensation program for our non-employee directors also includes an equity component. In 2012, our non-employee directors received an annual equity grant equal to $100,000 in value, consisting of 67% restricted stock units and 33% stock options. All annual equity grants made to our non-employee directors are made on the same date as our annual meeting of shareholders. On May 22, 2012 (the date of our 2012 annual meeting of shareholders), each of our non-employee directors received an annual equity grant consisting of 5,049 restricted stock units and 5,909 stock options. Both the restricted stock units and the stock options vest on an annual basis ratably over a three-year period. The stock options have an exercise price of $12.29 per share (which equals the closing price of a share of our common stock on the grant date) and expire six years from the grant date. Each of the grants was made pursuant to the terms of the 2012 LTIP.

In October 2012, the compensation committee recommended to the Board, and the Board approved, the following changes to our non-employee director compensation program, effective January 1, 2013:

•	eliminated Board meeting fees;

•

established a total direct compensation opportunity for each non-employee director in the amount of $200,000, with 40 percent (or $80,000) paid in the form of an annual cash retainer and 60 percent (or $120,000) granted in the form of restricted stock units that vest one-year from the grant date;

•	replaced the previous $175,000 equity award granted to non-employee directors upon their initial election or appointment to the Board with a prorated annual equity award; and

•

reduced the amount of the additional annual retainer payable to the chairman of the audit committee (from $20,000 to $15,000) and increased the amount of the additional annual retainer payable to each of the chairmen of the compensation committee and the nominating and governance committee (from $10,000 to $15,000) in recognition of the relative time spent by each on their respective committees.

The compensation committee has adopted stock ownership guidelines that apply to our non-employee directors. These guidelines require each of our non-employee directors to own shares of our common stock (as defined in the guidelines) valued at a minimum of four times their annual retainer (excluding any committee chair retainers and the retainer for the Lead Director). Although there is no specific period of time by which the stock ownership guidelines must be achieved, each of our non-employee directors is expected to make continuous progress towards the guidelines and, prior to meeting the guidelines, is required to hold at least 75% of the net shares received from the vesting of their equity awards or the exercise of stock options. Even after achieving the stock ownership guidelines, our non-employee directors must also comply with holding period requirements with respect to their equity grants. Under these holding period requirements, each of our non-employee directors is required to hold at least 75% of the net shares received from the vesting of their equity awards or the exercise of stock options for at least one year following the vesting or exercise date. As of the end of 2012, all of our non-employee directors were in compliance with these stock ownership guidelines, including the holding period requirements set forth in the guidelines.

The following table summarizes the total compensation paid to or earned by our non-employee directors for 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Thomas A. Gildehaus	124,000	62,052	33,002	—	219,054
Hon. Cynthia A. Glassman	104,000	62,052	33,002	—	199,054
Stephan A. James	114,000	62,052	33,002	—	209,054
Peter B. Pond	114,000	62,052	33,002	—	209,054
Samuel K. Skinner	104,000	62,052	33,002	—	199,054
Governor James R. Thompson	115,000	62,052	33,002	—	210,054
Michael L. Tipsord	104,000	62,052	33,002	—	199,054

(1)

Includes an additional annual retainer of $20,000 to Mr. Gildehaus, as chairman of the audit committee; an additional retainer of $10,000 to Mr. James, as chairman of the compensation committee; an additional retainer of $10,000 to Mr. Pond, as chairman of the nominating and governance committee; and an additional annual retainer of $15,000 to Governor Thompson, as Lead Director. For 2012, Mr. Tipsord elected to defer his annual retainer and meeting fees under our directors’ deferred fees plan (see the narrative preceding this table for a description of that plan).

Board meeting fees paid during 2012 were $40,000 to Governor Thompson and $44,000 to each other non-employee director.

(2)

The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2012 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 8 – Share-based Compensation Expense to the notes to the consolidated financial statements in our 2012 Form 10-K. The aggregate number of shares of restricted stock outstanding and shares underlying outstanding restricted stock unit awards for each of our non-employee directors as of December 31, 2012 was as follows:

Thomas A. Gildehaus	12,731
Hon. Cynthia A. Glassman	11,345
Stephan A. James	12,731
Peter B. Pond	12,731
Samuel K. Skinner	12,731
Governor James R. Thompson	12,731
Michael L. Tipsord	11,345

(3)

The amounts reported in this column represent the aggregate grant date fair value of stock option awards granted to our non-employee directors during 2012 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 8 — Share-based Compensation Expense to the notes to the consolidated financial statements in our 2012 Form 10-K. The aggregate number of stock options outstanding for each of our non-employee directors as of December 31, 2012 was as follows:

Thomas A. Gildehaus	29,656
Hon. Cynthia A. Glassman	24,833
Stephan A. James	28,319
Peter B. Pond	35,316
Samuel K. Skinner	29,656
Governor James R. Thompson	27,302
Michael L. Tipsord	24,517

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person who served on the compensation committee in 2012 was an officer or employee of the Company during 2012, was formerly an officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules regarding certain relationships and related party transactions. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board) of another corporation during 2012, where one of the executive officers of the other corporation served on our compensation committee or as one of our directors. None of our executive officers served as a director of another corporation during 2012, where one of the executive officers of the other corporation served on our compensation committee.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 25, 2013 (unless otherwise indicated) by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

	Shares Beneficially Owned(1)
Directors and Executive Officers	Number	Percent
Thomas A. Gildehaus	90,762	*
Hon. Cynthia A. Glassman	46,963	*
William M. Goodyear	252,053	*
Julie M. Howard(2)	300,063	*
Stephan A. James	60,683	*
Peter B. Pond	72,412	*
Samuel K. Skinner	66,507	*
Governor James R. Thompson	74,153	*
Michael L. Tipsord	70,459	*
Lucinda M. Baier(3)	—	*
Thomas A. Nardi(4)	90,561	*
Lee A. Spirer	—	*
Monica M. Weed	71,050	*

All directors and executive officers as a group (13 persons)	1,195,666	2.37%

Name and Address of 5% Shareholders
Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Suite 3000, Chicago, IL 60606(5)	4,290,800	8.49%
Heartland Advisors, Inc. and William J. Nasgovitz, 789 North Water Street, Milwaukee, WI 53202(6)	4,196,821	8.30%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(7)	4,032,088	7.98%
Security Investors, LLC, One SW Security Benefit Place, Topeka, KS 66636-0001(8)	3,865,712	7.65%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355(9)	2,900,809	5.74%
Robeco Investment Management, Inc., One Beacon Street, Boston, MA 02108(10)	2,625,847	5.19%

* Less than 1%

(1)

Includes shares of our common stock subject to stock options that are or become exercisable within 60 days of March 25, 2013 and shares underlying restricted stock units that are scheduled to vest within 60 days of March 25, 2013 as follows:

	Stock Options	Restricted Stock Units
Thomas A. Gildehaus	22,237	1,683
Hon. Cynthia A. Glassman	18,539	1,683
William M. Goodyear	161,789	—
Julie M. Howard	146,977	—
Stephan A. James	22,025	1,683
Peter B. Pond	25,742	1,683
Samuel K. Skinner	22,237	1,683
Governor James R. Thompson	19,883	1,683
Michael L. Tipsord	18,223	1,683
Lucinda M. Baier	—	—
Thomas A. Nardi	30,592	—
Lee A. Spirer	—	—
Monica M. Weed	28,937	—

All directors and executive officers as a group (13 persons)	517,181	11,781

(2)	16,500 shares are pledged by Ms. Howard to secure indebtedness.

(3)	Ms. Baier was appointed our Executive Vice President, effective February 25, 2013, and our Chief Financial Officer, effective March 18, 2013.

(4)

Mr. Nardi retired as our Executive Vice President and Chief Financial Officer effective March 18, 2013 and is no longer subject to the general reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to his beneficial ownership of our common stock. Mr. Nardi’s beneficial ownership information as reported is therefore presented as of March 18, 2013.

(5)

Based solely on information provided in the Schedule 13G/A filed by Columbia Wanger Asset Management, LLC (“Columbia Wanger”) with the SEC on February 14, 2013. As of December 31, 2012, Columbia Wanger reported having sole voting power with respect to 4,050,800 shares and sole dispositive power with respect to all 4,290,800 shares reported on the Schedule 13G/A. The shares reported on the Schedule 13G/A include 3,704,600 shares held by Columbia Acorn Fund, a Massachusetts business trust for which Columbia Wanger serves as investment adviser. The remaining shares reported on the Schedule 13G/A are held by various funds or accounts managed by Columbia Wanger each of which have the right to receive any dividends paid by the Company and the power to direct the use of proceeds from any sale of the shares owned by such fund or account.

(6)

Based solely on information provided in the Schedule 13G/A filed jointly by Heartland Advisors, Inc. (“Heartland Advisors”) and William J. Nasgovitz, President and control person of Heartland Advisors, with the SEC on February 7, 2013. As of December 31, 2012, Heartland Advisors reported having shared voting power and shared dispositive power with respect to all 4,196,821 shares reported on the Schedule 13G/A. The Schedule 13G/A reported that clients of Heartland Advisors, a registered investment adviser, including an investment company registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the shares reported on the Schedule 13G/A and that the Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owns 2,850,000 shares of our common stock. The Schedule 13G/A reported that the remaining shares reported on the Schedule 13G/A are owned by various other accounts managed by Heartland Advisors on a discretionary basis, and Heartland Advisors reported, to the best of its knowledge, that none of the other accounts owns more than 5% of our outstanding common stock. Mr. Nasgovitz disclaimed beneficial ownership of any shares reported on the Schedule 13G/A.

(7)

Based solely on the information provided in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 8, 2013. As of December 31, 2012, BlackRock reported having sole voting power and sole dispositive power with respect to all 4,032,088 shares reported on the Schedule 13G/A. BlackRock reported that the following BlackRock subsidiaries beneficially owned our common stock, but that none of those subsidiaries individually beneficially owned 5% or greater of the outstanding shares of our common stock: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited.

(8)

Based solely on information provided in the Schedule 13G/A filed by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GP Holdco, LLC, GPFT Holdco, LLC, Security Benefit Asset Management Holdings, LLC, Rydex Holdings, LLC and Security Investors, LLC with the SEC on February 14, 2013. As of December 31, 2012, each of the foregoing filing persons reported having sole voting power and sole dispositive power with respect to all 3,865,712 shares reported on the Schedule 13G/A.

(9)

Based solely on information provided in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2013. As of December 31, 2012, Vanguard reported having sole voting power over 73,337 shares, sole dispositive power over 2,829,072 shares and shared dispositive power over 71,737 shares reported on the Schedule 13G/A. Vanguard Fidelity Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 71,737 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,600 shares as a result of its serving as investment manager of Australian investment offerings.

(10)

Based solely on information provided in the Schedule 13G/A filed by Robeco Investment Management, Inc. (“Robeco”) with the SEC on February 6, 2013. As of December 31, 2012, Robeco reported having sole voting power with respect to 2,038,452 shares, shared voting power with respect to 117,780 shares and sole dispositive power with respect to all 2,625,847 shares reported on the Schedule 13G/A. Robeco further reported that, to its knowledge, none of its clients has the right to receive or the power to direct the receipt of dividends or proceeds from the sale of the shares which represent more than 5% of our outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of copies of such reports and representations received from our directors and executive officers, we believe that during the year ended December 31, 2012, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements on a timely basis, except that one Form 4 was filed late for Ms. Weed with respect to an equity vesting transaction due to administrative error.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% shareholders and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” In accordance with our written related person transaction policy, any related person transaction must be approved or ratified by the audit committee or, if the audit committee so determines, by all disinterested members of the Board (by the vote of a majority of the disinterested members).

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

We did not have any related person transactions requiring approval of the audit committee in 2012.

PROPOSAL 2

ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory basis, the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote on executive compensation is commonly referred to as a “say-on-pay” vote. Based on the voting results from the 2011 annual meeting with respect to the frequency of future say-on-pay votes, the Board has decided to include a say-on-pay vote in our proxy statement on an annual basis until the next required advisory vote on the frequency of future say-on-pay votes.

The overall objective of our executive compensation program is to attract, retain and motivate highly qualified and effective executive officers in order to positively impact the Company and ultimately create long-term value for our shareholders. We designed our executive compensation program to meet this objective by:

•

aligning our named executive officers’ incentive compensation opportunities with the Company’s financial and strategic performance goals, as well as the relative performance of our stock price over time;

•	providing our named executive officers with target compensation opportunities that are competitive with other companies in our peer group; and

•	discouraging excessive risk taking and promoting sound corporate governance.

This pay philosophy is evidenced by, among other things, the following features of our executive compensation program:

•

Performance-based compensation represented a significant portion of our named executive officers’ 2012 total direct compensation opportunity. In particular, 74% of our CEO’s total direct compensation opportunity for 2012 was tied to the achievement of pre-established financial and individual performance goals aligned with the Company’s operating and long-term strategic initiatives or relative total shareholder return.

•

100% of the cash bonuses paid to our named executed officers under our annual incentive plan are tied to pre-established financial and individual performance goals that are aligned with the Company’s operational and long-term strategic initiatives. In 2012, the Company exceeded each of the financial performance targets established at the beginning of 2012 for the annual incentive plan. Based on the Company’s actual financial performance and the compensation committee’s assessment of the relative achievement by each eligible named executive officer of his or her individual performance goals for 2012, the 2012 cash bonuses payable to the named executive officers eligible to participate in our 2012 annual incentive plan ranged between approximately 107% and 109% of each of their annual cash bonus targets.

•

100% of the equity awards granted to our named executive officers in 2012 (excluding the new hire restricted stock unit award granted to Mr. Spirer upon commencement of his employment with us) are performance-based.

•

We have adopted a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements.

•

All of our employees, including our named executive officers, are prohibited from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock, and effective January 1, 2013, those persons are also prohibited, on a prospective basis, from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

We encourage you to read the sections entitled “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” on pages 15 through 41 of this Proxy Statement for additional details relating to our executive compensation program.

We are asking our shareholders to indicate their support for our executive compensation program by voting “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

The say-on-pay vote is an advisory vote only, and therefore, it will not bind the Company or the Board (or any of its committees). However, the Board and the compensation committee will consider the voting results, as appropriate, when making future compensation decisions for our named executive officers.

The Board and the compensation committee unanimously recommend that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation paid to our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the year 2013. KPMG LLP has served as the Company’s accounting firm since the Company’s initial public offering in 1996.

The Board and the audit committee unanimously recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, has provided an unqualified opinion regarding our consolidated financial statements as of and for the year ended December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2011 and 2012 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed 100% of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee reviews and pre-approves both audit and permitted non-audit services provided by KPMG LLP and will not approve any engagement of KPMG LLP to perform any non-audit services prohibited by law or regulation. At each regular audit committee meeting, the audit committee receives updates on the services actually provided by KPMG LLP, and management may submit additional services for pre-approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman of the audit committee so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Each year, the independent registered public accounting firm’s engagement to audit our annual consolidated financial statements is approved by the audit committee before the filing of the preceding year’s Annual Report on Form 10-K.

	2012	2011
Audit fees	$1,178,642	$1,135,542	(1)
Audit-related fees(2)	144,242	139,353

Audit and audit-related fees	1,322,884	1,274,895
Tax fees	—	—
All other fees	—	—

Total fees	$1,322,884	$1,274,895

(1)

Includes approximately $121,000 in audit fees that were approved by the audit committee after the 2012 annual meeting (and therefore such fees were not included in the total 2011 audit fees disclosed in the proxy statement for the 2012 annual meeting).

(2)

Audit-related fees consist of fees for a report on our controls as a service organization under Statement on Standards for Attestation Engagements (SSAE) No. 16, performed at the request of certain clients of the Company.

SHAREHOLDER PROPOSALS FOR THE 2014 PROXY STATEMENT

Our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, our corporate secretary at our principal executive office, not less than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement is released to shareholders in connection with the previous year’s election of directors or annual meeting of shareholders, except that if no annual meeting of shareholders or election of directors by consent was held in the previous year, the proposal must be received by us within ten days after we have publicly disclosed the date of the annual meeting in the manner provided in our by-laws.

If you wish to submit a proposal to be included in the proxy statement for our 2014 annual meeting of shareholders, you must submit the proposal in writing to our corporate secretary at Navigant Consulting, Inc., 30 S. Wacker Drive, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary. We must receive the proposal by December 10, 2013 (but not before November 10, 2013) in order to consider it for inclusion in the proxy statement for our 2014 annual meeting of shareholders.

In addition, our by-laws provide that nominations by shareholders of persons for election as directors must be made by written notice delivered to, or mailed and received by, our corporate secretary at our principal executive office not less than 120 nor more than 150 days prior to the annual meeting, except that if we have not publicly disclosed the date of the annual meeting in the manner provided in our by-laws at least 70 days prior to the meeting date, written notice may be given by a shareholder if received by our corporate secretary not later than the close of business on the tenth day following the date on which we publicly disclose the date of the annual meeting.

Our by-laws contain provisions regarding information that must be set forth in a shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought before an annual meeting by a shareholder.

OTHER INFORMATION

If a shareholder or any other interested party has a matter that they would like to communicate with the Board, our non-management directors as a group, or any individual director (including our Lead Director), the shareholder or interested party may write to:

Governor James R. Thompson

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

All communications will be reviewed by our Lead Director, who will determine whether the communication should be distributed to the Board, all of our non-management directors as a group or the specified individual director, as applicable.

If you would like a copy of our 2012 Form 10-K (including the financial statements and financial statement schedule), we will send you one without charge. Please direct your written request to:

Mr. Paul Longhini

Investor Relations

Navigant Consulting, Inc.

30 S. Wacker, Suite 3550

Chicago, Illinois 60606

NAVIGANT CONSULTING, INC. 30 S. WACKER DRIVE SUITE 3550 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 20, 2013 (May 16, 2013 for 401(k) Plan shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 20, 2013 (May 16, 2013 for 401(k) Plan shares). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	Samuel K. Skinner	☐	☐	☐

02	James R. Thompson	☐	☐	☐

03	Michael L. Tipsord	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐

3.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2013.	☐	☐	☐

NOTE: The proxies will vote in their discretion upon any and all matters which may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

NAVIGANT CONSULTING, INC.
Annual Meeting of Shareholders - May 21, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice & Proxy Statement and Annual Report and hereby appoint(s) Lucinda M. Baier and Monica M. Weed, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held at 10:00 a.m., Central time, on Tuesday, May 21, 2013, at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, on all matters set forth on the reverse side.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be marked, signed and dated on the reverse side.)